UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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HCC Insurance Holdings, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS May 27, 2010
INFORMATION CONCERNING SOLICITATION AND VOTING
STOCK OWNERSHIP OF MANAGEMENT
PROPOSAL NUMBER 1 -- ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
PROPOSAL NUMBER 2 -- RATIFICATION OF OUR AUDITOR FOR 2010
REPORT OF THE AUDIT COMMITTEE
OTHER BUSINESS
INCORPORATION BY REFERENCE
SHAREHOLDER PROPOSALS
HOUSEHOLDING

HCC INSURANCE HOLDINGS, INC.
13403 Northwest Freeway
Houston, Texas 77040-6094

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 27, 2010, at 9:00 A.M. Houston time

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of HCC Insurance Holdings, Inc. will be held on Thursday, May 27, 2010, at 9:00 A.M. Houston time, at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056 for the following purposes:

1. To elect the ten directors named in the proxy statement for a one-year term, each to serve until the Annual Meeting of Shareholders in 2011 and until his or her successor is duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as auditors for 2010.

3. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Our Board of Directors has fixed the close of business on April 5, 2010 as the record date for determining those shareholders who are entitled to notice of, and to vote at, the Annual Meeting of Shareholders. A list of such shareholders will be open to examination by any shareholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at 13403 Northwest Freeway, Houston, Texas. A copy of the Annual Report of HCC Insurance Holdings, Inc. for the year ended December 31, 2009 is enclosed.

By Order of the Board of Directors,

Randy D. Rinicella,
Senior Vice President, General Counsel and Secretary

Houston, Texas
April 9, 2010

YOUR VOTE IS IMPORTANT. WITHOUT INSTRUCTIONS, YOUR BROKER WILL NO LONGER BE PERMITTED TO VOTE ON YOUR BEHALF ON THE ELECTION OF DIRECTORS. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY TELEPHONE OR USING THE INTERNET, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 27, 2010:

Our proxy material relating to our 2010 Annual Meeting (notice, proxy statement, proxy and 2009 Annual Report) is available at “Investor Relations” on our website at http://ir.hcc.com/phoenix.zhtml?c=90423&p=proxy . The proxy card included in these materials contains instructions on how to vote by internet, vote by phone or vote by mail. Specifically, to vote by internet, visit www.proxyvote.com to use the internet to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. To vote by phone, use any touch-tone telephone to call 1-800-690-6903 to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. To vote by mail, mark, sign and date your proxy card and return it in the postage paid envelope provided or return to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

HCC INSURANCE HOLDINGS, INC.
13403 Northwest Freeway
Houston, Texas 77040-6094

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 27, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is first being mailed on or about April 9, 2010 to shareholders of HCC Insurance Holdings, Inc., which is sometimes referred to in this Proxy Statement as “HCC,” or as “we,” “us,” or “our,” in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday May 27, 2010, at 9:00 A.M. Houston time, at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056, and any postponement or adjournment thereof. A shareholder giving a proxy has the power to revoke the proxy at any time until 11:59 P.M. Eastern time May 26, 2010. Such right of revocation is not limited by or subject to compliance with any formal procedure.

This solicitation is made by HCC, and the cost of soliciting proxies will be borne by HCC. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by our officers and other management employees, who will receive no additional compensation for their services.

Only shareholders of record on our record date of April 5, 2010 will be entitled to vote at the annual meeting, and each share will have one vote. At the close of business on such record date, there were 114,977,844 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum and voting requirements are set forth in the Delaware General Corporation Law and our governing documents. A majority of the outstanding shares of our common stock, entitled to vote and represented in person or by proxy, will constitute a quorum at our annual meeting. Abstentions, withhold votes and broker non-votes (described below) are each included in the determination of the number of shares present for purposes of determining the presence of a quorum. The election of directors will be determined by a plurality of the votes cast, which means that the 10 nominees who receive the highest votes will be elected. Withhold votes will not impact the outcome of the election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required for the ratification of our independent registered public accounting firm. Abstentions have the effect of an against vote. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon, including the election of our directors. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items (broker non-votes) and will not be counted in determining the number of shares necessary for approval for each item. Our Board of Directors does not anticipate calling for a vote on any matter other than those described herein.

If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of each of the director nominees named herein and FOR ratification of the appointment of PricewaterhouseCoopers LLP.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by (a) each of our current and former executive officers named in the Summary Compensation Table whom we refer to as “Named Executive Officers,” (b) each of our current directors and (c) all of our directors and executive officers as a group.

	Amount and Nature
	of Beneficial		Percent of Common
Name and Address of Beneficial Owner	Ownership(2)		Stock Outstanding

Directors, Director Nominees, and Other Named Executive Officers(1)
Judy C. Bozeman	0	(3)	*
Frank J. Bramanti	562,465	(4)	*
Barry J. Cook	246,210	(5)	*
Walter M. Duer	63,217	.483(6)	*
Edward H. Ellis, Jr.	215,375	(7)	*
James C. Flagg, Ph.D.	21,711	(8)	*
Thomas M. Hamilton	4,000	(9)	*
Craig J. Kelbel	271,065	(10)	*
John N. Molbeck, Jr.	598,174	(11)	*
James E. Oesterreicher	10,555		*
Robert A. Rosholt	15,208		*
Michael J. Schell	207,485	(12)	*
Christopher J. B. Williams	9,211		*
Scott W. Wise	6,711		*
W. Tobin Whamond	78,809	(13)	*
All Directors and executive officers as a group (18 persons)	2,643,752	.483(14)	2.27%
Other 5% Beneficial Owners
BlackRock, Inc.	9,918,800	(15)	8.82%
40 East 52nd Street New York, NY 10022

*	Less than 1%.

(1)	The address for the listed beneficial owners is 13403 Northwest Freeway, Houston, TX 77040-6094.

(2)	Directors and executive officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(3)	This total does not include 1,482.75 shares of common stock Ms. Bozeman has elected to defer under the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors. Although Ms. Bozeman does not currently beneficially own the shares, she has the contractual right to receive them upon her separation from service with HCC.

(4)	Includes 212,500 shares that Mr. Bramanti has the right to acquire upon the exercise of options within 60 days from our record date. Includes 1,125 shares owned of record by Mr. Bramanti’s wife in trust for their children and 2,468 shares owned of record by their children. Mr. Bramanti disclaims beneficial ownership of these 3,593 shares.

(5)	Includes 210,000 shares that Mr. Cook has the right to acquire upon the exercise of options within 60 days from our record date.

(6)	Includes 50,000 shares that Mr. Duer has the right to acquire upon the exercise of options within 60 days from our record date. Includes 2,006.483 shares owned of record by a family limited partnership.

(7)	Includes 200,000 shares that Mr. Ellis has the right to acquire upon the exercise of options within 60 days from our record date. Includes 375 shares owned of record by Mr. Ellis’ wife; Mr. Ellis disclaims beneficial ownership of these shares.

(8)	Includes 12,500 shares that Dr. Flagg has the right to acquire upon the exercise of options within 60 days from our record date.

(9)	This does not include 5,468.76 shares of common stock Mr. Hamilton has elected to defer under the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors. Although Mr. Hamilton does not currently beneficially own the shares, he has the contractual right to receive them upon his separation from service with HCC.

(10)	Includes 230,000 shares that Mr. Kelbel has the right to acquire upon the exercise of options within 60 days from our record date.

(11)	Includes 362,500 shares that Mr. Molbeck has the right to acquire upon the exercise of options within 60 days from our record date.

(12)	Includes 150,000 shares that Mr. Schell has the right to acquire upon the exercise of options within 60 days from our record date.

(13)	Includes 20,000 shares that Mr. Whamond has the right to acquire upon the exercise of options within 60 days from our record date.

(14)	Includes 1,447,500 shares that all Directors and Named Executive Officers as a group have the right to acquire upon the exercise of options within 60 days from our record date.

(15)	Based on a review of a Schedule 13G report filed on January 29, 2010, BlackRock, Inc. beneficially owned 9,918,800 shares as of December 31, 2009 with sole voting power as to 9,918,800 shares, shared voting power as to zero shares, sole dispositive power as to 9,918,800 shares and shared dispositive power as to zero shares.

PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS

Each director elected at our annual meeting will continue to serve until his or her successor is duly elected and qualified at the next annual meeting of shareholders in 2011 or until his or her earlier death, resignation or removal. Each of the nominees is currently a director of HCC. Our Board of Directors has affirmatively determined that each of Ms. Bozeman, Mr. Duer, Dr. Flagg, Mr. Hamilton, Mr. Oesterreicher, Mr. Rosholt, Mr. Williams and Mr. Wise are “independent” directors, as that term is defined by the New York Stock Exchange (NYSE). Such directors are collectively referenced in this Proxy Statement as the “Independent Directors.”

Each of the proposed nominees is standing for re-election to our Board of Directors and we believe that each has served our shareholders’ interests well during his or her tenure as a director. We believe that HCC and its shareholders benefit from the wide variety of industry and professional experience that characterizes the members of our Board of Directors.

The following table presents information concerning persons nominated for election as directors of HCC, including current membership on committees of our Board of Directors, principal occupation or affiliations during the last five years, and certain directorships held during the last five years. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the annual meeting, the Board may reduce the size of the Board accordingly, or the persons named in the enclosed form of Proxy will vote in accordance with their best judgment for any substitute nominee.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below.

In particular, with regard to Ms. Bozeman, the Board considered her more than thirty years experience in financial management and analysis. Similarly, with regard to Mr. Bramanti, the Board considered his twenty years in the insurance industry, including his experience as an executive at HCC. As for Mr. Duer, the Board considered his more than forty years of experience as a Certified Public Accountant focusing on the insurance sector. With regard to Dr. Flagg, the Board considered his expertise in economics and his experience as a Certified Public Accountant. With regard to Mr. Hamilton, the Board considered his significant management experience and business background, including international experience, as well as his leadership skills and expertise in corporate governance. As for Mr. Molbeck, the Board considered his extensive experience in the insurance industry, including his services at HCC as President and Chief Executive Officer and, prior to that, as HCC’s Chief Operating Officer. With regard to Mr. Oesterreicher, the Board considered his extensive executive management experience as well as his leadership skills. As for Mr. Rosholt, the Board considered his extensive knowledge in finance and experience in the insurance and financial services industries, as well as his significant knowledge of risk management practices. With regards to Mr. Williams, the Board considered his thirty years of industry experience and his distinguished career in the life, accident and health insurance sector as well as his international experience. As for Mr. Wise, the Board considered his extensive knowledge of investment management and finance.

Information Regarding Nominees for Director

			Served as
			Director
Name	Experience and Qualifications	Age	Since

Judy C. Bozeman	Since 1982, Ms. Bozeman serves as Chairman of the Board of Woodway Financial Advisors, A Trust Company, which provides wealth management, estate and trust administration and financial planning, and which currently has trust and investment assets under management in excess of $1.1 billion. As the firm’s founder, she also served as President and Chief Executive Officer from 1982 through 2006. Her business experience spans more than 30 years in banking, trust management and financial analysis. Ms. Bozeman is a member of our Compensation and our Investment and Finance Committees. Ms. Bozeman was initially recommended to the Nominating and Corporate Governance Committee by a non-management director and was reviewed by the Committee under the Board’s criteria. See “Nominating and Corporate Governance Committee — Director Nominations.”	67	2009
Frank J. Bramanti	Mr. Bramanti is the retired Chief Executive Officer of HCC, a position he held from 2006 to May 2009. Mr. Bramanti has over 20 years experience in the insurance industry. Prior to becoming CEO, Mr. Bramanti had been retired from his position as an Executive Vice President of HCC since the end of 2001. From 1980 until his retirement, he served HCC in various capacities, including director, Secretary, Chief Financial Officer and interim President. Mr. Bramanti is a member of our Investment and Finance Committee and our Enterprise Risk Oversight Committee.	53	1997
Walter M. Duer	Mr. Duer is a Certified Public Accountant and a retired partner in the international accounting firm KPMG LLP, where he was employed from 1968 through 2004. Mr. Duer is a member of our Audit and our Investment and Finance Committees.	63	2004
James C. Flagg, Ph. D.	Dr. Flagg is a Certified Public Accountant and an Associate Professor in the Department of Accounting in the Mays Business School at Texas A&M University, where he has taught since 1988. Dr. Flagg holds a Master of Science in Economics, an M.B.A. and a Ph.D. in Accounting. Dr. Flagg is Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee. He is a member of the board of the Texas State Board of Public Accountancy. Until 2007, Dr. Flagg was on the Board of Directors and was also the Audit Committee Chair of EGL, Inc. (Nasdaq symbol: EAGL).	58	2001

			Served as
			Director
Name	Experience and Qualifications	Age	Since

Thomas M. Hamilton	Mr. Hamilton has been Co-owner of Medora Investments, a private investment firm, since 2003. He served as the Chairman, President and Chief Executive Officer of EEX Corporation from 1997 until his retirement in 2002. Previously, Mr. Hamilton held various executive positions at other oil and gas companies, including Pennzoil-Quaker State Company, BP p.l.c. and Exxon Mobil Corporation. Mr. Hamilton serves on our Compensation Committee and is the Chairman of our Nominating and Corporate Governance Committee. Mr. Hamilton is a director of FMC Technologies, Inc. (NYSE symbol: FTI), Hercules Offshore, Inc. (Nasdaq symbol: HERO) and Methanex Corporation (Nasdaq symbol; MEOH). He also served as a director of Western Gas Resources (NYSE: WES) from January 2006 — August 2006. Subject to his re-election as a director of Methanex Corporation at its annual general meeting of shareholders on April 29, 2010, Mr. Hamilton will become the new Chairman of the Board of Methanex effective May 1, 2010.	66	2008
John N. Molbeck, Jr.	Mr. Molbeck is our President and Chief Executive Officer, a position he assumed in May 2009. Prior to that, from 2006, he served as President and Chief Operating Officer of HCC, a position he previously held from 1997 to 2002. From 2003 through 2005, Mr. Molbeck served as Chief Executive Officer of Jardine Lloyd Thompson LLC, a retail insurance brokerage firm, which was, at the time, a subsidiary of Jardine Lloyd Thompson Group, plc. Prior to initially joining HCC in 1997, Mr. Molbeck had been the Managing Director of Aon Natural Resources Group, a subsidiary of Aon Corporation. Mr. Molbeck is a member of our Investment and Finance Committee and an ex officio member of our Enterprise Risk Oversight Committee. He also serves as a director and officer of several of our subsidiaries.	63	2005
James E. Oesterreicher	Mr. Oesterreicher is the Retired Chairman of the Board of J.C. Penney Company, Inc (NYSE symbol: JCP). He served as Chairman of the Board and Chief Executive Officer from 1997 until 2000, when he retired, and as Vice Chairman and Chief Executive Officer from 1995 to 1997. Mr. Oesterreicher is Chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. Mr. Oesterreicher also serves as a director of Brinker International, Inc. (NYSE symbol: EAT) and on the boards of Texas Health Resources, Circle Ten Council — Boy Scouts of America, National March of Dimes Advisory Board and Spina Bifida Birth Defects Foundation.	68	2007

			Served as
			Director
Name	Experience and Qualifications	Age	Since

Robert A. Rosholt	Mr. Rosholt is the former Chief Financial Officer for Nationwide Mutual Insurance Company from 2002 to 2008 when he retired. Prior to joining Nationwide, Mr. Rosholt served as Executive Vice President and Chief of Operations at the risk services unit of Aon Corporation, a leading global provider of risk management services, insurance and reinsurance brokerage and human capital consulting, from 2000 to 2002. Mr. Rosholt also served as Chief Financial Officer at First Chicago Corporation and its successor companies including Bank One, from 1974 to 2000, where he had oversight for capital and asset liability management as well as proprietary investment activities. Mr. Rosholt is a member of our Audit Committee and is Chairman of our Enterprise Risk Oversight Committee. Mr. Rosholt is a director and a member of the Audit Committee and the Nominating and Corporate Governance Committee of Abercrombie & Fitch Co. (NYSE symbol: ANF). Mr. Rosholt is also a member of the advisory board of the Financial Institution Advisory Services of Alvarez and Marsal.	60	2008
Christopher J. B. Williams	Mr. Williams is currently Chairman of Wattle Creek Winery, a position he has held since retiring as National Director for Life, Accident & Health of Willis Re in 2005. He has over 30 years of insurance industry experience. Mr. Williams is the Chairman of our Board of Directors, a position he assumed in 2008. Mr. Williams is a member of our Enterprise Risk Oversight Committee. He also serves as an ex officio member of our Audit, our Compensation, our Nominating and Corporate Governance and our Investment and Finance Committees.	54	2007
Scott W. Wise	Mr. Wise is currently the President of Rice Management Company, effective October 2009, and is the Chief Investment Officer for Rice University, a position he has held since 1989. Mr. Wise is responsible for all endowment matters for Rice University, including asset allocation, selection and management of investment managers, investment performance and endowment spending. Mr. Wise is also responsible for developing and overseeing Rice University’s debt financing program. Mr. Wise is Chairman of our Investment and Finance Committee and is a member of our Enterprise Risk Oversight Committee. Until December 31, 2008, Mr. Wise was a Director of The Endowment Fund (an SEC registered investment fund).	60	2008

Our Board of Directors recommends that our shareholders vote “FOR” each of the proposed nominees.

Information Regarding Executive Officers Who Are Not Nominees for Director

			Served the
			Company
Name	Principal Occupation During the Past Five Years	Age	Since

Barry J. Cook	Mr. Cook is an Executive Vice President of International Operations of HCC and is the Chief Executive Officer of HCC Insurance Holdings (International) Limited. Mr. Cook oversees our international operations. From 1992 to 2005, Mr. Cook served as Chief Executive Officer of Rattner Mackenzie Limited, which we acquired in 1999. Mr. Cook also serves as a director and officer of several of our subsidiaries.	49	1999

			Served the
			Company
Name	Principal Occupation During the Past Five Years	Age	Since

Craig J. Kelbel	Mr. Kelbel is Executive Vice President of Life, Accident & Health Operations of HCC and is the President and Chief Executive Officer of HCC Life Insurance Company. Prior to joining us, Mr. Kelbel was the President of USBenefits Insurance Services, Inc. and a Vice President of its parent, The Centris Group, Inc., which was acquired by HCC in 1999. Mr. Kelbel has over 29 years of experience in the insurance industry. Mr. Kelbel also serves as a director and officer of several of our subsidiaries.	55	1999
Cory L. Moulton	Mr. Moulton is Executive Vice President of U.S Property & Casualty Operations of HCC. Mr. Moulton has served as the Chief Executive Officer of our subsidiary Professional Indemnity Agency, Inc., from 2005 to the present. He was previously the General Partner of Tobat Capital, LLC, a venture capital firm that invested in early stage financial services technology companies, from 2000 to 2005, and served in various capacities with E. W. Blanche, an international reinsurance intermediary, including President — International Operations, from 1992 to 2000. Mr. Moulton also serves as a director and officer of several of our subsidiaries.	41	2005
Pamela J. Penny	Ms. Penny is Executive Vice President and Chief Accounting Officer of HCC. She previously served as Senior Vice President — Finance from 2004 to November 2008. Prior to joining us, Ms. Penny served as Senior Vice President and Controller for Aegis Mortgage Corporation from 2003 to 2004 and served in varying capacities with American International Group, Inc. (formerly American General Corporation), including Senior Vice President & Controller of American General, from 1991 to 2003. She was previously a partner in the international accounting firm KPMG LLP. Ms. Penny is a Certified Public Accountant and also serves as a director and officer of several of our subsidiaries.	55	2004
Randy D. Rinicella	Mr. Rinicella is Senior Vice President, General Counsel and Secretary of HCC. Prior to joining us, Mr. Rinicella was the Vice President, General Counsel and Secretary of Dresser-Rand Group, Inc., a publicly-traded equipment supplier to the worldwide oil, gas, petrochemical and process industries, from 2005 until 2007. Mr. Rinicella was a shareholder at the national law firm of Buchanan Ingersoll PC from 2004 until 2005, where he was a member of the firm’s corporate finance & technology practice, and from 2002 to 2004, he was a partner in the law firm of Roetzel & Andress. Mr. Rinicella serves as a director and officer of several of our subsidiaries.	52	2007
Michael J. Schell	Mr. Schell is Executive Vice President and Chief Underwriting Officer of HCC, the Chief Executive Officer of Houston Casualty Company and other of our insurance company subsidiaries, and oversees our domestic surety and credit operations. Prior to joining us in 2002, Mr. Schell was with the St. Paul Companies for 25 years, most recently as President and Chief Operating Officer of St. Paul Re. Mr. Schell also serves as a director and officer of several of our subsidiaries.	59	2002

			Served the
			Company
Name	Principal Occupation During the Past Five Years	Age	Since

W. Tobin Whamond	Mr. Whamond has served as Executive Vice President of HCC since May 2009 and Chief Financial Officer of HCC since August 2009. Prior to joining HCC, Mr. Whamond served in varying capacities with Wachovia Capital Markets, LLC from 2002 to March 2009, including Managing Director, Mergers and Acquisitions — Head of Financial Institutions M&A. Prior to 2002, he was employed in the investment banking industry with several firms, including Goldman, Sachs & Co., from 1993 to 2002, CS First Boston Corp., from 1990 to 1993, and Drexel Burnham Lambert, Inc., from 1988 to 1990. Mr. Whamond also serves as a director and officer of several of our subsidiaries.	42	2009

Executive Sessions of the Board of Directors

Independent Directors meet regularly in executive session at each regularly scheduled meeting of our Board of Directors. Christopher J.B. Williams, as the independent Chairman of the Board, serves as the presiding director at each executive session. Our Independent Directors met in executive session five times in 2009.

Communications with Directors

Our Board of Directors has adopted corporate governance guidelines that provide that our shareholders and other interested parties may communicate with one or more of our directors by mail in care of: Randy D. Rinicella, Secretary, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

Board Attendance at the Annual Meeting

Our policy is to have our directors attend our annual meeting. Last year, all of our then-serving directors attended the annual meeting.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and other employees. The Code is posted under the Corporate Governance portion of the Investor Relations section on our website at www.hcc.com and is available to any shareholder upon request.

Director Independence

Our Board of Directors has established criteria for determining director “independence” as set forth in our Corporate Governance Guidelines For the Board of Directors. In particular, no director shall be deemed to be “independent” unless the Board shall have affirmatively determined that no material relationship exists between such director and HCC other than the director’s service as a member of our Board of Directors or any Board committee. In addition, the following criteria apply to determine independence:

•	no director who is an employee, or whose immediate family member is an executive officer of HCC, is deemed independent until five years after the end of such employment relationship;

•	no director who receives, or whose immediate family member receives, more than $120,000 in any twelve-month period in direct compensation from HCC, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is deemed independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period of such compensation;

•	no director is independent who (i) is a current partner or employee of a firm that is HCC’s internal or external auditor; (ii) has an immediate family member who is a current partner of such firm; (iii) has an immediate family member who is a current employee of such firm and personally works on the HCC’s audit; or (iv) was or had an immediate family member who was within the last three years a partner or employee of such firm and personally worked on HCC’s audit within that time;

•	no director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is deemed independent until three years after the end of such service or the employment relationship;

•	no director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, HCC for property or services in an amount that, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues, is deemed independent until three years after falling below such threshold;

•	no director who has a personal services contract with HCC, or any member of HCC’s senior management is independent;

•	no director who is affiliated with a not-for-profit entity that receives significant contributions from HCC is independent;

•	no director who is employed by a public company at which an executive officer of HCC serves as a director is independent;

•	no director is independent who received, during calendar years 2004-2007, remuneration, directly or indirectly, as a result of service as, or compensation paid to an entity affiliated with the director that serves as:

•	an advisor, consultant, or legal counsel to HCC or to a member of HCC’s senior management; or

•	a significant customer or supplier of HCC;

•	no director who, during calendar years 2004-2007, had any business relationship with HCC for which HCC has been required to make disclosure under Item 404(a) of Regulation S-K (Transactions with Related Persons) is independent provided that transactions disclosed in our 2008 proxy statement are grandfathered into this requirement;

•	no director who had any relationship described in the first bullet point above or in any of the sixth through the tenth bullet points above with any affiliate of HCC is independent; and

•	no director who is a member of the immediate family of any person who fails to satisfy the independence requirements described in the first bullet point above or in any of the sixth through the eleventh bullet points above is independent.

In addition, members of our Audit Committee must meet the following additional independence requirements:

•	no director who is a member of the Audit Committee shall be deemed independent if such director is affiliated with HCC or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee; and

•	no director who is a member of the Audit Committee shall be deemed independent if such director receives, directly or indirectly, any consulting, advisory or other compensatory fee from HCC or any of its subsidiaries, other than fees received in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee, and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with HCC (provided such compensation is not contingent in any way on continued service).

Our Board of Directors has affirmatively determined that each of Ms. Bozeman, Mr. Duer, Dr. Flagg, Mr. Hamilton, Mr. Oesterreicher, Mr. Rosholt, Mr. Williams and Mr. Wise meets the criteria for independence set forth above and that all members of the Audit Committee meet the further requirements for independence set forth above.

In 2008, the Board determined that Patrick B. Collins, J. Robert Dickerson, Allan W. Fulkerson, and Michael A.F. Roberts, who did not stand for election at the 2009 Annual Meeting, also were independent.

Meetings and Committees of the Board of Directors

During 2009, our Board of Directors met 12 times and acted by written consent on two other occasions. Each person nominated to be a director attended, or participated via teleconference, in 75% or more of the meetings of the Board of Directors and the meetings of any committee on which he or she served. Our Board of Directors has standing Audit, Compensation, Enterprise Risk Oversight, Investment and Finance, and Nominating and Corporate Governance Committees, each of which has a written charter. Copies of the Charter of the Audit Committee of the Board of Directors, the Charter of the Compensation Committee of the Board of Directors, and the Charter of the Nominating and Corporate Governance Committee of the Board of Directors, as well as our Corporate Governance Guidelines For the Board of Directors, are available under the Corporate Governance portion of the Investor Relations section of our website at www.hcc.com. In addition, a printed copy of any of these documents will be provided to any shareholder who requests it.

Audit Committee

Our Audit Committee consists of three Independent Directors. The members of the Audit Committee are Walter M. Duer, James C. Flagg (Chairman) and Robert A. Rosholt. In addition, Christopher J.B. Williams serves as an ex officio member and Patrick B. Collins serves as an ex officio advisory member of the Audit Committee. The Audit Committee met nine times in 2009.

The Audit Committee’s primary purpose is to assist our Board of Directors’ oversight of (a) the integrity of our consolidated financial statements and disclosures; (b) our compliance with legal and regulatory requirements; (c) our independent registered public accounting firm’s qualifications, performance, independence and fees; and (d) our internal audit function. The Audit Committee has the sole authority to appoint and terminate our independent registered public accounting firm. Our Board of Directors has determined that each of Messrs. Duer, Flagg and Rosholt is an “audit committee financial expert” as described in Item 407(d)(5)(ii) of the SEC’s Regulation S-K. In addition, our Board of Directors has determined that each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE and in accordance with the standards outlined in our Corporate Governance Guidelines For the Board of Directors as described above. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

The Audit Committee also assists the Board with oversight of risk management by reviewing the Company’s consolidated financial statements and meeting with the Vice President of Internal Controls and Vice President of Internal Audit at regularly scheduled meetings of the Audit Committee to review their reports on the adequacy and effectiveness of our internal audit and internal control systems and discusses with management the Company’s major financial risks and exposures and the steps management has taken to monitor and control such risks and exposures.

Compensation Committee

Our Compensation Committee consists of three Independent Directors. The members of the Compensation Committee are Judy C. Bozeman, Thomas H. Hamilton and James E. Oesterreicher (Chairman). In addition, Christopher J.B. Williams serves as an ex officio member of the Compensation Committee. The Compensation Committee met 14 times in 2009.

The Compensation Committee has the responsibility for assuring that our senior executives are compensated in a manner that is consistent with the compensation philosophy and strategy of our Board of Directors and that is in compliance with the requirements of the regulatory bodies that oversee our operations. Generally, the Compensation Committee is charged with the authority to review and approve our compensation philosophy and our executive compensation programs, levels, plans and awards. The Compensation Committee also administers our incentive plans and our stock-based compensation plans and reviews and approves general employee benefit plans on an as-needed basis. The Compensation Committee also has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, accountant or other advisor hired to assist the Compensation Committee in the discharge of its responsibilities. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the form and amount of executive compensation. In addition, under our Compensation Committee Charter and under our 2008 Flexible Incentive Plan, the Compensation Committee may delegate the authority to management to perform specified functions under such plan; however, under our currently existing internal controls with respect to our stock option granting practices, such authority may not be delegated with respect to the granting of options. The Compensation Committee charter allows delegation of Committee authority to subcommittees. See the “Compensation Discussion and Analysis” below for information on our process and procedures for determining 2009 executive officer compensation. Our Board of Directors has determined that each member of the Compensation Committee is independent, as independence for compensation committee members is defined in the listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of us or any of our subsidiaries. No executive officer of ours served as a member of the Board of Directors or compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on our Compensation Committee or as our director. No executive officer or director had a relationship with us requiring disclosure under Regulation S-K Item 404.

Compensation Committee Risk Assessment

In March 2010, management conducted an assessment of the current risk profile of our compensation programs. Management then reviewed the risk assessment with the Compensation Committee. The risk assessment included a review of the primary design features of our compensation programs and the process for determining executive and employee compensation. The risk assessment identified numerous ways in which our compensation programs potentially mitigate risk, including:

•	the structure of our executive compensation program, which consists of both fixed and variable compensation, with a focus on underwriting profitability, and rewards both annual and long-term performance;

•	the use of multiple performance metrics under our incentive and bonus plans;

•	time-based vesting for stock options and restricted stock awards;

•	a clawback feature and cap on equity awards that are based upon a formula bonus; and

•	effective internal controls.

Enterprise Risk Oversight Committee

Our Enterprise Risk Oversight Committee consists of four directors, a majority of which are independent directors, and a member of management participating on an ex-officio non-voting basis. Moreover, both the President and Chief Executive Officer and the independent Chairman of the Board of Directors serve on the Enterprise Risk Oversight Committee. The members of the Enterprise Risk Oversight Committee are Frank J. Bramanti, Robert A. Rosholt (Chairman), Christopher J.B. Williams and Scott W. Wise. In addition, John N. Molbeck, Jr. serves as an ex officio member of the Enterprise Risk Oversight Committee. The Enterprise Risk Oversight Committee met four times in 2009.

The Enterprise Risk Oversight Committee is charged with assisting the Board of Directors with oversight of risk generally, and specifically with oversight of management’s responsibility to identify, assess, prioritize and manage all material risks to HCC’s business objectives. In this regard, the Board of Directors employs the Enterprise Risk Oversight Committee as the primary means of administering its enterprise risk oversight function through the Committee’s review of management’s assessment of risks and mitigation strategies with respect to our business. The Committee receives regular reports from our Corporate Vice President of Enterprise Risk

Management, which includes information relating to specific risks evaluated and managed by our internal risk committee that is comprised of senior operating management, and the administration of our annual risk assessment process. The Enterprise Risk Oversight Committee also presents a quarterly report to the Board of Directors regarding risk oversight issues raised as result of its oversight process and the Board discusses these findings pursuant to the Board’s responsibility for overseeing risk management at the Company.

Similarly, as described above at “Compensation Committee — Compensation Committee Risk Assessment”, the Enterprise Risk Oversight Committee also conducts a review and evaluation of the compensation policies and practices.

Investment and Finance Committee

Our Investment and Finance Committee consists of five directors. The members of the Investment and Finance Committee are Judy C. Bozeman, Frank J. Bramanti, Walter M. Duer, John N. Molbeck, Jr. and Scott W. Wise (Chairman). In addition, Christopher J.B. Williams serves as an ex officio member of the Investment and Finance Committee. The Investment and Finance Committee met five times in 2009.

The Investment and Finance Committee is charged with establishing investment policies for us and our subsidiaries and directing the investment of our funds, and those of our subsidiaries, in accordance with those policies. In this regard, the Investment and Finance Committee oversees the investment management activities of our third-party investment managers and oversees our corporate financing activities.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three Independent Directors. The members of the Nominating and Corporate Governance Committee are James C. Flagg, Thomas M. Hamilton (Chairman) and James E. Oesterreicher. In addition, Christopher J.B. Williams serves as an ex officio member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met five times in 2009.

The Nominating and Corporate Governance Committee is charged with identifying and making recommendations to our Board of Directors of individuals suitable to become members of the Board of Directors and overseeing the administration of our various policies related to corporate governance matters. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE.

Director Nominations

The Nominating and Corporate Governance Committee has established certain criteria as guidelines in considering nominations for the Board of Directors. The criteria include:

•	the candidate’s independence;

•	the candidate’s depth of business experience;

•	the candidate’s availability to serve;

•	the candidates integrity and personal and professional ethics;

•	the balance of the business experience on the Board as a whole; and

•	the need for specific expertise on the Board.

These criteria are not exhaustive, and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the Board consists of members with a variety of perspectives and skills, the Nominating and Corporate Governance Committee has not set any minimum qualifications and also considers candidates with appropriate non-business backgrounds. Other than ensuring that at least one independent member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess, nor does it have any written policy relating to the diversity of backgrounds, experiences and perspectives required for any individual to possess. Instead, the Committee evaluates potential nominees based on the contribution such nominee’s background, experiences, perspectives and skills could have upon the overall functioning of the Board in order to ensure that the Board as a whole reflects these diverse backgrounds, experiences, perspectives and skills. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Governance Committee carefully considers is “diversity in personal background, race, gender, age and nationality” as described in the Corporate Governance Guidelines For the Board of Directors. In addition, the Board conducts an annual self-assessment to evaluate director performance which also serves to gauge the Board’s effectiveness in achieving diversity of backgrounds, experiences and perspectives.

The Board of Directors believes that, based on the Nominating and Corporate Governance Committee’s knowledge of our Corporate Governance Guidelines For the Board of Directors and the needs and qualifications of the Board at any given time, the Nominating and Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded Board of Directors. In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. When identifying new candidates to serve on our Board, the Nominating and Corporate Governance Committee undertakes a process that will entail the solicitation of recommendations from any of our incumbent directors, our management or our shareholders. Following a review of the qualifications, experience and backgrounds of these candidates, the Nominating and Corporate Governance Committee will make its recommendation to the Board of Directors. In addition, the committee has the authority under its charter to retain a search firm for this purpose.

Shareholder Recommendations

The Charter of the Nominating and Corporate Governance Committee provides that the committee will consider proposals for nominees for director from shareholders. Shareholder nominations for director should be made in writing to Randy D. Rinicella, Secretary, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders based on the criteria described above. Although the Nominating and Corporate Governance Committee will consider candidates to the Board, the Board may determine not to nominate those candidates.

In order to recommend a director to be nominated at a meeting of shareholders, we require that a shareholder follow the procedures set forth in this section. In order to recommend a nominee for a director position, a shareholder must be a shareholder of record at the time such shareholder gives notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Shareholder recommendations must be made pursuant to written notice delivered to our Secretary at the principal executive offices of HCC:

•	in the case of a nomination for election at an annual meeting, not less than 45 days nor more than 75 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; and

•	in the case of a special meeting at which directors are to be elected, no later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by our Board of Directors to be elected at the special meeting.

In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the shareholder notice described above will be deemed timely if it is received no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The shareholder notice must set forth the following:

•	as to each person the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected; and

•	as to the nominating shareholder and the beneficial owner, if any, on whose behalf the nomination is made, such shareholder’s and beneficial owner’s name and address as they appear on our books, the class and number of shares that are owned beneficially and of record by such shareholder and such beneficial owner, and an affirmative statement of whether either such shareholder or such beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of shareholders to elect such nominee or nominees.

In addition to complying with the foregoing procedures, any shareholder recommending a director candidate must also comply with all applicable requirements of the Exchange Act, including the rules and regulations under such Act.

Board Leadership Structure

Currently HCC has an individual who serves in the position of Chairman of the Board and a separate individual who serves in the position of President and Chief Executive Officer of the Company. We believe that this structure is appropriate for HCC because Mr. Williams and Mr. Molbeck, respectively, provide unique experiences, perspectives and skills, all of which are valuable for the management and leadership of HCC. Furthermore, Mr. Williams has been determined to be an independent director by the Board.

Certain Relationships and Related Transactions

We are not a party to any transaction with executive officers or directors that is required to be disclosed under Item 404(a) of Regulation S-K.

There are no family relationships among the executive officers and directors, and there are no arrangements or understandings between any Independent Director or any other person pursuant to which that Independent Director was selected as a director.

Board Ratification of Related Transactions

Not less than annually, our Board of Directors undertakes the review and approval of all related-party transactions. This policy covers any transaction valued at greater than $120,000 between us or our subsidiaries and any of our executive officers, directors, nominees for director, holders of greater than five percent of our shares, and any of such parties’ immediate family members. Under our policy, covered transactions are to be reviewed by the disinterested members of our Board of Directors, who shall satisfy themselves that (i) all material facts with respect to the transaction have been disclosed to the Board of Directors for its consideration and (ii) that the transaction is fair to HCC. As a result of this review, approval of a transaction may be denied if the transaction is not fair to HCC or is otherwise a violation of our Code of Business Conduct and Ethics. Our policy is in writing and can be found in our Corporate Governance Guidelines For the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the SEC. Such executive officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. There were two transactions relating to reporting for deferred stock dividend reinvestments on April 20, 2009 and July 15, 2009 with respect to shares granted to Mr. Hamilton as part of the annual grant to our directors, the receipt of which were deferred by Mr. Hamilton under our Non-Employee Directors Deferred Compensation Plan, that were not timely filed, but that were subsequently reported on their respective Form 4. There was also one transaction for each of Mr. Bramanti and Mr. Molbeck relating to their respective February 17, 2009 bonus grants that was not timely filed, but was subsequently reported on Form 4 one day after the initial filing deadline. Otherwise, based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis in 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officers, Chief Financial Officers, and other individuals, whom we refer to as “Named Executive Officers” or “executive officers,” included in the Summary Compensation Table for the 2009 calendar year. Specifically, this Compensation Discussion and Analysis addresses the following:

•	Objectives of our compensation programs;

•	What our compensation programs are designed to reward;

•	Elements of compensation provided to the Named Executive Officers;

•	How we determine each element of compensation and why we pay each element;

•	How we determine executive officer compensation; and

•	Other important compensation policies affecting the Named Executive Officers.

Objectives of Our Compensation Programs

Our business plan is shaped by our underlying business philosophy, which is to maximize underwriting profit and net earnings while preserving and achieving long-term growth of shareholders’ equity. As a result, our primary objective is to increase net earnings rather than market share or gross written premium.

In our ongoing operations, we will continue to:

•	emphasize the underwriting of lines of business in which we anticipate we will earn underwriting profits (based on various factors, including premium rates, the availability and cost of reinsurance, policy terms and conditions, and general market conditions);

•	limit our insurance companies’ aggregate net loss exposure from a catastrophic loss through

•	prudent underwriting,

•	the use of reinsurance for those lines of business exposed to such losses, and

•	diversification into lines of business not exposed to such losses; and

•	consider the potential acquisition of specialty insurance operations.

With the goal of assisting in achieving the foregoing business strategy, our Compensation Committee designs our compensation programs to:

•	recruit and retain top executive officers who are experienced, highly qualified individuals in a position to make significant contributions to our success;

•	provide incentives to motivate executive officers to ensure exceptional performance and desired financial results and to reward such performance;

•	provide an opportunity for executives to develop a significant ownership stake in our company; and

•	align the executive officers’ interests with the long-term interests of our shareholders.

What Our Compensation Programs Are Designed to Reward

Our compensation programs are designed to reward executive officers who are capable of leading us in achieving our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy such as:

•	individual performance in light of general economic and industry-specific conditions;

•	individual performance that supports our core values;

•	teamwork;

•	resourcefulness;

•	the ability to manage our business;

•	level of job responsibility; and

•	tenure with our company.

Elements of Compensation Provided to the Named Executive Officers

We have determined that our company’s and our shareholders’ interests are best served by entering into multi-year employment agreements with the Named Executive Officers. Such agreements are the result of arms’ length negotiations between the Named Executive Officer and the Compensation Committee. We believe that such multi-year employment arrangements benefit us and our shareholders by permitting us to attract and retain executive officers with demonstrated leadership abilities and to secure the services of such executive officers over an extended period of time. In addition, multi-year employment agreements align executive interests with the long-term interests of HCC and serve our recruitment and retention goals by providing executive officers with security based on the knowledge of how they will be compensated over the term of the agreement. A summary of the principal terms of these employment agreements is included below under the caption “Employment Agreements and Potential Payments Upon Termination or Change of Control.”

The elements of compensation we used during 2009 to compensate the Named Executive Officers included:

•	Base salary;

•	Annual incentives;

•	Long-term equity awards;

•	Nonqualified deferred compensation;

•	Perquisites; and

•	Employee benefits, including

•	Health and insurance plans, and

•	Retirement benefits.

How We Determine Each Element of Compensation and Why We Pay Each Element

General.  In the following section, we discuss each element of compensation listed above, why we elect to pay each element of compensation and how each element of compensation was determined by the Compensation Committee. In determining the amounts of each element and the aggregate compensation for our Named Executive Officers, we do not use any specific formulae or attempt to satisfy any specific ratio for compensation among our executive officers. We also do not generally target any particular allocation for base salary, annual incentive, or long-term equity awards as a percent of total compensation. The Compensation Committee has not engaged in any formal benchmarking processes with respect to compensation of Named Executive Officers. The Compensation

Committee has instead relied on the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that our company has achieved.

Pay decisions for our Named Executive Officers are based on a reasoned, subjective assessment of objective and subjective factors that are weighted as follows:

•	two-thirds based on a consideration of our performance during a given year against our budgeted performance as established in our annual budgeting process; and

•	one-third based on an assessment of individual factors with respect to the particular Named Executive Officer.

For the two-thirds based on our budgeted performance goals, the Compensation Committee considers each of four factors. The Compensation Committee believes these factors are appropriate measures in determining whether the objectives of our compensation programs are being met. In particular, the Compensation Committee considers:

•	our actual reported combined ratio, calculated under generally accepted accounting principles (“GAAP”), compared to budgeted combined ratio;

•	our actual return on equity compared to budgeted return on equity;

•	our actual total underwriting profit compared to budgeted total underwriting profit; and

•	our actual net investment income compared to budgeted net investment income.

For the one-third based on an assessment of individual factors, the Compensation Committee considers:

•	the executive’s individual performance;

•	the executive’s future potential;

•	the executive’s years of service;

•	the executive’s level of experience;

•	the executive’s areas of responsibility; and

•	the executive’s total compensation opportunities relative to compensation opportunities of other members of management of HCC and its subsidiaries.

Because of the significant incentive opportunities available to managers of our subsidiaries based on the subsidiary’s performance, the Compensation Committee also evaluates total compensation to our Named Executive Officers to ensure overall fairness between the compensation opportunities available at both the subsidiary and the corporate level. The differences in the aggregate compensation between our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our other Named Executive Officers reflect the greater relative responsibilities with respect to their respective positions.

Base Salary.  Base salary provides a fixed base level of compensation for our executives for the services they render during the year. The purpose of base salary is to compensate our Named Executive Officers in light of their respective roles and responsibilities over time. Base salary is essential to allow us to compete in the employment marketplace for talent and is an important component of total compensation for the Named Executive Officers. It is vital to our goal of recruiting and retaining executive officers with proven abilities. The level of base salary for each Named Executive Officer was established in the executive officer’s employment agreement upon the date of hire or the date of renewal of an existing employment agreement. Base salary was initially determined for each executive officer based on the abilities, qualifications, accomplishments, and prior work experience of the executive officer. Base salary in a renewal agreement was determined based on the same criteria, but also on how the executive officer performed under his previously existing agreement and on the length of the executive officer’s tenure with HCC.

While upward adjustments of base salary are generally specified in the executive officer’s employment agreement, adjustments may also be considered on a discretionary basis annually. In deciding whether to make a discretionary increase to a Named Executive Officer’s compensation, we consider the consistency of the executive officer’s individual performance over the prior year, changes in the executive officer’s responsibilities, the executive officer’s future potential and internal equity. We also consider data available from objective, professionally-conducted market studies obtained from a range of industry and general market sources.

Base salary for 2008 and increases, if any, for 2009 were set in accordance with the terms of the respective employment agreements of our Named Executive Officers. These increases are shown in the Summary Compensation Table, below. Our Board did not award any discretionary salary increases under existing employment agreements in 2009 or for 2010.

Annual Incentives.  Annual incentive compensation is intended to motivate and reward our Named Executive Officers for performance in achieving our business objectives.

2008 Flexible Incentive Plan.  In 2008, our Board adopted and our shareholders approved the HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan. Under the 2008 Plan, we pay performance awards in the form of annual cash incentive compensation payments. The 2008 Plan is intended to advance our interests and those of our shareholders,

•	by rewarding superior performance;

•	by motivating our Named Executive Officers;

•	by attracting and retaining key executives; and

•	by fostering accountability and teamwork.

Under the 2008 Plan, we grant awards of incentive compensation that may be paid to a participant upon our satisfaction of corporate performance goals. We limit cash performance awards under the 2008 Plan to our Chief Executive Officer, Chief Financial Officer and any of our other employees whose compensation is potentially subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code. Participants are designated by our Compensation Committee. For 2009, Messrs. Bramanti, Ellis, Molbeck, Kelbel and Schell participated in cash performance awards under the 2008 Plan. Mr. Whamond did not participate because he was not an employee at the date the targets for 2009 were established. Mr. Cook did not participate because approximately half of his compensation costs were allocated to UK and Spain subsidiaries of the Company since he resides and works in the UK. Our Compensation Committee established maximum bonus amounts for each of these executives, expressed as a percentage of pretax income for HCC. Those maximum targets were as follows: Mr. Bramanti — 1.0%, Mr. Molbeck — 1.0%, Mr. Ellis — 0.25%, Mr. Kelbel — 0.25% and Mr. Schell — 0.25%. For 2009, our pretax income was $518.6 million. After the conclusion of the calendar year, the Compensation Committee calculates the maximum bonus amount based on the compensation targets established for each executive officer and then determines the actual bonus payment amounts based on a reasoned, subjective assessment of objective and subjective factors (including actual operating results against budget, the achievement of personal objectives, individual performance and equitable considerations among similarly situated executives) to arrive at the actual bonus amount for a particular executive officer, which in each case is equal to or less than the maximum bonus amount under the plan.

Our Compensation Committee uses “negative discretion” in determining the actual annual cash incentive awards for the participants in the 2008 Plan as allowed under Section 162(m). For purposes of Section 162(m), the maximum annual incentive award is determined to the extent we achieve our performance goal of pretax income. The Compensation Committee then exercises its negative discretion to reduce the actual annual incentive awards to reflect actual corporate, business unit and individual performance. By setting a high amount that can then be reduced, we believe our annual incentive payments qualify for full deductibility under Section 162(m). Any reduction is not a negative reflection on the performance of our company or our Named Executive Officers, but rather is done to ensure maximum flexibility with respect to the payment of performance-based bonuses. If the Compensation Committee were to have instead funded the incentive pool at a minimum threshold and used discretion to increase the amounts to reflect company and individual performance, actual payouts would not qualify for the Section 162(m) tax deduction. For further information on Section 162(m), see “Tax Deductibility of the Named Executive Officers’ Incentives and Equity Compensation” below.

Discretionary Annual Incentive.  Named Executive Officers, who are not participants in the 2008 Plan, are eligible for a discretionary annual incentive award. These discretionary annual bonuses are designed to advance our interests and those of our shareholders and to achieve the same goals as those set forth in the discussion of the 2008 Plan, above, in that they reward, motivate, attract and retain key executives and foster accountability and teamwork. A portion of Mr. Whamond’s and all of Mr. Cook’s annual cash bonuses for 2009 were subject to the discretion of the CEO and the Compensation Committee. Mr. Whamond was entitled to a minimum annual bonus for 2009 of $250,000 under the terms of the employment agreement he entered into in connection with his assumption of the duties of Executive Vice President and Chief Financial Officer.

For 2009, we determined the actual payouts under our 2008 Plan, as well as the actual amount of discretionary bonus for Mr. Whamond and Mr. Cook, based on individual performance and our performance, which included the following factors:

•	GAAP combined ratio of 84.9% against budget of 86.3%;

•	Return on average equity for 2009 of 12.5% against budget of 12.1%;

•	Total underwriting profit of $589.1 million against budget of $537.4 million;

•	Overall investment results of $192.0 million against budget of $202.1 million;

•	Individual effort by the executive in assisting us to achieve our goals;

•	Our performance relative to peers;

•	Our performance in 2009 relative to prior years;

•	Our performance given the general conditions in the industry;

•	Equitable considerations among similarly situated officers; and

•	Past bonus compensation.

No formula was applied to these measures in arriving at the actual bonus amounts, although performance against budget was weighted roughly two-thirds while individual factors were weighted approximately one-third. The peer group adopted by the Compensation Committee with input from management was comprised of: The Chubb Corporation, The Travelers Companies, Argo Group International Holdings, Ltd., RLI Corp., Navigators Group, Inc., W.R. Berkley Corporation and Markel Corporation. These companies were selected on the basis that they have significant specialty insurance operations and compete with the Company for talent, stockholders investments and in the marketplace for business.

The following summarizes the key individual performance factors, considered by the Committee for each of the Named Executive Officers in determining the bonus payments:

•	Mr. Molbeck — demonstrated leadership in (i) achieving the Company’s key financial goals and objectives, including growth, combined ratio, return on equity, total underwriting profit and overall investment results; (ii) assuring that the Company’s internal climate and policies are consistent with improving long term performance; (iii) developing and motivating a strong top management team; (iv) assuring that the Company’s capital resources are sufficient and properly allocated to provide returns; and (v) assuring that the Company implements and executes a long term strategy that maximizes opportunities and considers risks.

•	Mr. Whamond — (i) successfully transitioned to role as Chief Financial Officer; (ii) raised $300 million of unsecured term debt; (iii) coordinated merger and acquisition activity with subsidiary management; (iv) developed new comprehensive investor database; and (v) developed enterprise resource planning strategy.

•	Mr. Cook — (i) achieved annual budget objectives; (ii) completed sale of Rattner Mackenzie Limited; (iii) negotiated the acquisition of the third party interest in Lloyd’s Syndicate 4040; and (iv) executed improvements in the Company’s UK credit business.

•	Mr. Kelbel — (i) achieved annual budget objectives; (ii) developed organizational infrastructure improvements in the medical insurance services business; (iii) demonstrated leadership in achieving combined ratio target; and (iv) developed staff consistent with the succession plan.

•	Mr. Schell — (i) achieved progress towards developing a uniform underwriting and reinsurance strategy for the Company; (ii) realized reductions of gross insurance limits; (iii) achieved progress towards consolidating of the Company’s U.S. surety operations; (iv) demonstrated leadership in effectively managing the Company’s gross and net loss ratios; and (v) effectively evaluated new underwriting opportunities.

Taking these factors into account and utilizing reasoned, subjective judgment, the Compensation Committee approved bonus payments as follows: Mr. Molbeck — $2,750,000; Mr. Whamond — $600,000; Mr. Ellis — $200,000; Mr. Kelbel — $525,000; Mr. Cook — $1,134,775 and Mr. Schell — $500,000. In each case, for participants in the 2008 Plan, the actual bonus paid was less than the target amount established under the 2008 Plan.

Long-Term Equity Awards.  We have historically granted stock options, as we believe this element of compensation aligns the employees’ and the executive officers’ interests with the long-term interests of shareholders. We believe that stock options provide incentive for increased shareholder value because they only provide value to the Named Executive Officers to the extent that the price of our common stock appreciates, and they serve as a good retention vehicle for the Named Executive Officers because they vest based on the executive officer’s continued employment. We also grant restricted stock awards that generally cliff vest at a later date. These long-term equity awards also serve the goal of allowing our executives to obtain a significant stake in our company.

In 2009, in connection with his new employment agreement, we granted 100,000 stock options and 32,203 shares of restricted stock to Mr. Whamond. In connection with the amendment and extension of Mr. Kelbel’s employment agreement, we granted him 15,855 shares of restricted stock. In determining the amount of these grants, the Compensation Committee considered prior grants made to Mr. Kelbel, grants to similarly situated executives, the potential value of the awards, the cost of the awards to us and general market conditions and then utilized reasoned, subjective judgment to arrive at a final award. The exercise price of the grant of stock options and the fair value of the restricted shares was set at the closing price of our common stock on the date of the Compensation Committee meeting at which such grants were approved. In addition, Mr. Bramanti received a grant of 3,381 shares of fully-vested common stock following his election as a non-employee director at our 2009 annual meeting.

In addition, in November 2009, our Compensation Committee approved awards of restricted stock for thirty-three key employees, including Named Executive Officers, to be granted on January 4, 2010. These awards were made under the 2008 Plan and were granted in order to enhance executive retention and stock ownership. The grant amounts were based on a multiple of the grantees’ current base salary (100% for NEOs and other executives identified as demonstrating superior performance and 50% for all other grantees identified as key employees) and totaled $9.1 million. The awards generally vest after five years from the date of grant, although they are subject to an additional second restriction period of five years unless the grantee has met applicable stock ownership requirements.

In December 2009, our Compensation Committee approved an award of $4.0 million in restricted stock to Mr. Molbeck, with a grant date of January 4, 2010. The award was made in connection with Mr. Molbeck’s assumption of the additional responsibilities of Chief Executive Officer. Seventy-five percent of the grant is subject to performance-based vesting and 25% is subject to time-based vesting. Between 33 1/3% and 100% of the performance-based portion of the award will vest if our compound annual growth rate of book value over a three-year period is between 100% and 120% of the compound annual growth rate of a selected peer group. None of the performance-based portion of the award will vest if our compound annual growth rate over the three-year period is less than 100% of the compound annual growth rate of the peer group. The peer group was determined by the Compensation Committee, with input from management, and is comprised of companies with specialty insurance operations that compete with us for talent, stockholder investment and in the marketplace for business. Subject to the applicable performance and service criteria, the awards will vest, if at all, on May 31, 2013 when the current term of Mr. Molbeck’s employment agreement expires.

Additional equity awards may be made at any of our Compensation Committee meetings during the year. The Compensation Committee’s policy is to set the exercise price of stock option awards at the closing price of our stock on the date of the Compensation Committee meeting at which such options are granted. We do not coordinate the grant of awards with the release of earnings for any purpose, including the purpose of affecting the value of executive compensation.

Non-qualified Deferred Compensation.  Mr. Molbeck is entitled to the payment of deferred compensation under the terms of his employment agreement. We believe the tax benefit from our deferring payment of a portion of compensation is valuable to Mr. Molbeck and assists us in meeting our retention goals. Paying a portion of base compensation as deferred compensation also ensures Mr. Molbeck’s total compensation will be fully tax deductible. Consequently, we have adopted a non-qualified deferred compensation plan for Mr. Molbeck. The plan is discussed in more detail under the caption “Deferred Compensation Plans,” below. In addition, in connection with Mr. Bramanti’s retirement as our Chief Executive Officer, and under the terms of the separation agreement executed in connection with his retirement as our Chief Executive Officer, HCC agreed to make one final contribution to his participant account under his deferred compensation plan of $48,387.

Perquisites.  Our current policy is that the costs of perquisites will constitute only a small percentage of each Named Executive Officer’s total compensation. In general, the perquisites that an executive officer is eligible to receive are contained in such executive’s employment agreement. In some instances, our Named Executive Officers were provided perquisites by their previous employers, and we offered comparable perquisites in order to attract these Named Executive Officers. Perquisites may include: extended medical benefits; a corporate apartment; an automobile allowance; personal travel on the corporate aircraft; payment of club dues; payment of life and disability insurance premiums; physical exams and payment for estate planning. These benefits are reflected in the All Other Compensation Column of the Summary Compensation Table, below.

Employee Benefits.  Our Named Executive Officers have the opportunity to participate in a number of benefit programs that are generally available to all of our U.S. employees. The Named Executive Officers are eligible to participate in company-sponsored benefit programs on the same terms and conditions as those generally provided to other salaried employees; however, in some instances described below, the executives are entitled to additional benefits. These benefits include:

Health and Insurance Plans.  Basic health benefits, dental benefits, disability protection, life insurance, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employees’ family members. The cost of company-sponsored benefit programs is negotiated by us with the providers of such benefits. In general, the Named Executive Officers contribute to the cost of the benefits; however, medical benefits are provided to Messrs. Bramanti and Molbeck at no cost to them.

In addition, under the terms of their respective employment agreements (or in the case of Mr. Bramanti, under his separation agreement), each of Messrs. Bramanti, Ellis, Molbeck, Kelbel and Schell and their respective qualified beneficiaries, where applicable, is entitled to extended medical benefits under our medical plan after termination of their respective employment. In the case of Messrs. Ellis, Kelbel and Schell, such benefits are at no cost to them and extend until they or their respective spouses become eligible for Medicare or the date their respective children would have ceased to be covered under our benefit plans had the executive remained an employee. For each of Messrs. Bramanti and Molbeck, such benefits are at no cost and extend until the later to occur of his death, the death of his spouse (if he is married on the date of his death) or the date their respective children would have ceased to be covered under our benefit plans had the executive remained an employee. We agreed to provide such extended medical benefits to Mr. Bramanti and Mr. Molbeck during each of their previous terms of employment with us.

Retirement Benefits.  The Named Executive Officers are eligible to participate in our 401(k) Plan, which is a company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees at all levels save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Internal Revenue Code annual limits.

How We Determine Executive Officer Compensation

Role of the Compensation Committee.  The Compensation Committee is composed of independent, outside members of the Board of Directors in accordance with NYSE rules, current SEC regulations, and Section 162(m) of the Internal Revenue Code and is responsible for establishing, reviewing, approving, and monitoring the compensation paid to the Named Executive Officers.

Under our current policy, the Compensation Committee approves the terms of each Named Executive Officer’s employment agreement and any necessary modifications that are needed over time.

The Chief Executive Officer recommends to the Compensation Committee annual pay increases, discretionary annual bonuses, cash incentive awards and long-term incentive grants for the other Named Executive Officers. The Compensation Committee then evaluates each executive officer, determines whether the CEO will receive any annual pay increase, sets performance criteria for discretionary annual incentive bonuses, and makes long-term incentive grants, if any. As part of its evaluation process, the Compensation Committee considers our performance, internal equity and consistency, the executive officer’s individual performance over the prior year, changes in responsibilities, and future potential as well as data available from objective, professionally-conducted market studies obtained from a range of industry and general market sources.

The Compensation Committee views the various components of compensation as related, but distinct. As a result, the Compensation Committee has not adopted any policy or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Benchmarking.  The Compensation Committee did not use benchmarking to set executive compensation in 2009.

Compensation Consultant.  The Compensation Committee may retain and engage, at its sole discretion, to the extent deemed necessary and appropriate, any compensation consultants, outside counsel or other advisors, having the sole authority to approve the firm’s or advisor’s fees and other retention. The Compensation Committee did not engage a compensation consultant in 2009.

Other Important Compensation Policies Affecting the Named Executive Officers

Financial Restatement.  The Compensation Committee does not have a policy in place governing retroactive modifications to any cash- or equity-based incentive compensation paid to the Named Executive Officers where the payment of such compensation was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement. However, if the Compensation Committee deems it appropriate and to the extent permitted by applicable law, it will seek to recoup amounts, determined to have been inappropriately paid to an executive officer as a result of a financial restatement.

Stock Ownership Requirements.  The Compensation Committee has adopted minimum ownership requirements for company stock for its Named Executive Officers. Ownership targets have been established as a multiple of current annual base compensation for each of our Named Executive Officers based on their position with the company as follows: CEO — 3X; President — 2X; CFO — 1.5X; and other Section 16 Officers — 1X. Executives are expected to comply with the guidelines within five years of becoming subject to the ownership guidelines. As of the record date, all Named Executive Officers have complied with the ownership guidelines.

Trading in Our Stock Derivatives.  Our Insider Trading Policy prohibits our employees, including Named Executive Officers, from purchasing or selling options on our common stock, engaging in short sales with respect to our common stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our common stock.

Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers, excluding the chief financial officer.

Section 162(m) further provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We currently structure our discretionary annual incentive compensation for executive officers to comply with Section 162(m) through the 2008 Flexible Incentive Plan. Our current annual incentives satisfy Section 162(m)’s requirement that they be “payable solely on account of the attainment of one or more performance goals.” Although we intend to structure grants under future stock award plans and cash incentive plans in a manner that complies with this section, we may forego all or some portion of a deduction to conform to our compensation goals.

In connection with the compensation of our executive officers, the Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. In addition, we are aware of recently adopted Section 409A of the Internal Revenue Code and believe we should structure our compensation plans in ways to minimize the likelihood that our employees, including Named Executive Officers, have to pay the excise taxes set forth under Section 409A. If any provision of an employment agreement we have entered into would cause the Named Executive Officer to incur any additional tax under Section 409A or any Treasury Regulations or IRS guidance, we will attempt to reform such provision in a manner that maintains, to the extent possible, the original intent of the provision without violating Section 409A. In addition, the employment agreements of Messrs. Molbeck, Kelbel and Schell require us to reimburse the executives for any Section 409A excise taxes incurred by the executives.

In addition, the future exercise of certain options held by Named Executive Officers, which were issued at a grant date price that was less than the measurement date price, may have resulted in compensation to our Named Executive Officers that exceeds the deductibility limitations under Section 162(m). In connection with our stock option review in 2006, we repriced these options before December 31, 2006 so that the grant date price equals the measurement date price. However, notwithstanding such repricing, these options no longer qualify as “qualified performance-based compensation” under Section 162(m). Therefore, to the extent a Named Executive Officer were to exercise such options during a given year, any gain realized on such exercise would be included in the calculation of non-excluded compensation, and we would not be able to deduct any such compensation that exceeds the deductibility limits. Thus, future option exercise activity that is beyond our control or the Compensation Committee’s control could cause non-deductible compensation expense under Section 162(m). This risk will remain until all such repriced options are exercised, terminated or expire.

Change of Control Agreements.  Our executive officers’ employment agreements provide for severance in the event of change of control. Payments will only be made under these agreements if there is both a change of control and a termination of employment. In the case of Mr. Molbeck, payment will only be made if there is both a change of control and a termination or replacement of his position as Chief Executive Officer. This is discussed in more detail under the caption “Employment Agreements and Potential Payments Upon Termination or Change of Control” below. The Compensation Committee believes this benefit is required to offer competitive benefits to attract and retain highly qualified executives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in HCC’s Annual Report on Form 10-K for the year ended December 31, 2009 and in this Proxy Statement to be delivered to shareholders.

Submitted by the Compensation Committee:

James E. Oesterreicher, Chairman
Judy C. Bozeman
Thomas M. Hamilton

Disclosure Regarding Compensation Consultants

Management retained Mercer to provide advice on management and director compensation during 2009. Mercer’s services were in connection with the review of HCC’s equity based compensation for key employees. The aggregate fees paid to Mercer for these services were $69,651. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. During 2009, we paid $20.4 million in fees in the ordinary course of business for insurance brokerage and other related services provided by other affiliates of Marsh & McLennan Companies, Inc. Neither the Board nor the Compensation Committee specifically approved the unrelated services.

The Compensation Committee intends to adopt a practice by which any compensation consultant engaged by the Committee, including any affiliates of such consultant shall not be engaged by management or the Company.

Summary of Cash and Certain Other Compensation

The following table provides certain information concerning compensation we paid to or accrued on behalf of our Principal Executive Officers, Principal Financial Officers and the other three most highly compensated executive officers serving at December 31, 2009, who are sometimes referred to in this Proxy Statement collectively as the “Named Executive Officers.”

2009 Summary Compensation Table

							Non-equity
							Incentive	Non-qualified
					Stock	Option	Plan	Deferred	All Other
					Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	($)(1)	($)(2)	($)(3)	Earnings ($)	($)(4)	Total ($)

John N. Molbeck, Jr.(5)	2009	1,743,548	(6)	—	—	—	2,750,000	—	100,093	4,593,641
President and	2008	1,350,000	(6)	—	643,483	—	1,306,517	491	96,867	3,397,358

Chief Executive Officer	2007	1,253,035	(6)	—	—	853,125	2,500,000	1,319	91,234	4,698,713
Frank J. Bramanti(5)	2009	741,624	(7)	—	—	—	—	—	1,048,229	1,789,853
Former Chief Executive	2008	1,950,000	(7)	—	494,983	—	1,005,017	1,670	32,958	3,484,628
Officer	2007	1,950,000	(7)	—	—	3,008,280	1,950,000	8,393	32,762	6,949,435
W. Tobin Whamond(8)	2009	500,000		600,000	750,008	565,220	—	—	80,546	2,495,774
Executive Vice President
and Chief Financial Officer
Edward H. Ellis, Jr.(8)	2009	550,000		—	—	—	200,000	—	37,671	787,671
Former Chief Financial	2008	525,000		—	—	—	400,000	—	20,928	945,928
Officer	2007	491,667		—	—	287,100	500,000	—	19,240	1,298,007
Barry J. Cook(9)	2009	804,170		1,134,775	—	—	—	—	32,763	1,971,708
Executive Vice President —	2008	669,550		255,833	—	437,490	—	—	57,415	1,420,288
International Operations	2007	859,202		446,468	—	287,100	—	—	77,396	1,670,166
Craig J. Kelbel	2009	612,000		—	400,022	—	525,000	—	50,463	1,587,485
Executive Vice President —	2008	612,000		13,700	—	—	436,300	—	51,589	1,113,589
Life, Accident & Health Operations	2007	585,000		—	—	568,750	367,200	—	220,323	1,741,273
Michael J. Schell	2009	612,000		—	—	—	500,000	—	19,363	1,131,363
Executive Vice President	2008	612,000		—	—	—	425,000	—	17,917	1,054,917
and Chief Underwriting	2007	586,167		—	—	568,750	367,200	—	24,217	1,546,334
Officer

(1)	Mr. Bramanti and Mr. Molbeck each received 33% of his 2008 annual incentive compensation in shares of HCC stock under the 2008 Flexible Incentive Plan. On February 17, 2009, Messrs. Bramanti and Molbeck were granted 20,676 and 26,879 shares, respectively, in respect of their 2008 annual incentive awards. Mr. Molbeck has agreed not to dispose of these shares for so long as he remains an employee of HCC. On May 20, 2009, Mr. Whamond was granted 32,203 shares of restricted stock. Mr. Kelbel received a grant of 15,855 shares of restricted stock on August 18, 2009. This column includes the aggregate grant date fair value of such shares, computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 1, General Information and Significant Accounting and Reporting Policies — Stock-Based Compensation, and Note 11, Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Stock options that were granted to our Named Executive Officers in 2009 and in prior years generally vest over periods of two to five years. This column includes the aggregate grant date fair value of such grants, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating the fair value of our option awards, refer to Note 1, General Information and Significant Accounting and Reporting Policies — Stock-Based Compensation, and Note 11, Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	The amounts represent cash incentive awards under our 2008 Flexible Incentive Plan.

(4)	For 2009, these amounts include matching 401(k) contributions, life and disability premiums, personal use of corporate aircraft, auto expense, club dues, corporate apartment, relocation expenses, retirement gifts, a separation payment, cost of restricted stock dividends paid to executives, cost of company-provided physical exam and estate planning services, medical and vision premiums, and gross-up of federal income and FICA taxes on certain benefits. Refer to “All Other Compensation” table, immediately following, for disclosure of amounts included in this column.

(5)	Since May 5, 2009, Mr. Molbeck has been our Principal Executive Officer. Prior to that time, Mr. Bramanti was the Principal Executive Officer. Mr. Bramanti continues to serve on our Board.

(6)	Salary for Mr. Molbeck for 2009, 2008 and 2007 includes $743,548, $350,000 and $294,702, respectively, in deferred compensation under the terms of Mr. Molbeck’s employment agreement. See “2009 Non-qualified Deferred Compensation Plans” below for further information.

(7)	Salary for Mr. Bramanti for 2009, 2008 and 2007 includes $381,720, $1,000,000 and $1,000,000, respectively, in deferred compensation under the terms of Mr. Bramanti’s employment agreement. See “2009 Non-qualified Deferred Compensation Plans” below for further information.

(8)	Since August 11, 2009, Mr. Whamond has been our Principal Financial Officer. Prior to that time, Mr. Ellis was the Principal Financial Officer. Mr. Ellis continues to serve as a consultant.

(9)	All compensation totals for Mr. Cook have been converted to U.S. Dollars from British pounds sterling at the rate of 1.6148 for 2009; 1.4619 for 2008 and 1.9843 for 2007.

All Other Compensation

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for 2009.

		Life and	Personal Use
	Matching 401K	Disability	of Corporate	Auto	Club	Corporate	Relocation	Retirement	Separation
	Contributions	Premiums	Aircraft	Expense	Dues	Apartment	Expenses	Gifts	Payment	Other
Name of Executive	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)

John N. Molbeck	10,200	11,414	61,217	12,387	—	—	—	—	—	4,875
Frank J. Bramanti	10,200	1,531	8,358	—	—	—	—	9,054	1,000,000	19,086
W. Tobin Whamond	—	998	—	—	—	—	69,775	—	—	9,773
Edward H. Ellis, Jr.	10,200	9,714	—	—	—	—	—	17,297	—	460
Barry J. Cook	—	28,963	—	—	—	—	—	—	—	3,800
Craig J. Kelbel	10,200	5,472	—	—	2,581	30,070	—	—	—	2,140
Michael J. Schell	10,200	7,717	—	—	—	—	—	—	—	1,446

(1)	This column reports company matching contributions to each Named Executive Officer’s 401(k) savings account of 6% of pay up to the limitations imposed under our 401(k) plan.

(2)	This column reports taxable payments made to the Named Executive Officers in the form of premiums for life and disability insurance policies owned by or for the benefit of the executives.

(3)	This column includes the aggregate incremental cost for the Named Executive Officer’s personal use of company aircraft. The calculation includes the variable costs incurred as a result of personal flight activity, including a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and any travel expenses for the flight crew. It excludes non-variable costs, such as hangar expense, exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of aircraft. This benefit is provided for under the terms of Mr. Molbeck’s employment agreement.

(4)	This column reports taxable payments made to Mr. Molbeck for certain automobile expenses.

(5)	This column reports amounts paid to rent a corporate apartment for Mr. Kelbel, which we agreed to provide under the terms of his employment agreement.

(6)	This column reports relocation expenses paid to Mr. Whamond in connection with his relocation to Houston and includes $26,445 for reimbursement of federal income and FICA taxes.

(7)	This column reports the value of retirement gifts for Mr. Bramanti and Mr. Ellis and includes $3,154 for Mr. Bramanti and $4,376 for Mr. Ellis for reimbursement of federal income and FICA taxes.

(8)	This column reports the separation payment made to Mr. Bramanti when he retired on May 5, 2009.

(9)	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the Named Executive Officer. These other benefits include: cost of restricted stock dividends, cost of company-provided physical exam and estate planning services, medical and vision premiums and $6,043 for reimbursement of federal income and FICA taxes on certain benefits for Mr. Bramanti.

2009 Grants of Plan Based Awards

The following table provides details regarding plan based awards granted to the Named Executive Officers during 2009. All grants detailed below were made under our 2008 Flexible Incentive Plan.

		Estimated	All Other	All Other
		Future	Stock	Option	Exercise or	Grant Date
		Payouts Under	Awards:	Awards:	Base	Fair Value
		Non-Equity Incentive	Number of	Number of	Price of	of Stock and
		Plan Awards	Shares of	Securities	Option	Option
		Maximum	Stocks or	Underlying	Awards	Awards
Name	Grant Date	($)(1)	Units (#)	Options (#)	($/Sh)	($)

John N. Molbeck, Jr.	—	4,653,120	—	—	—	—
Frank J. Bramanti	—	—	—	—	—	—
W. Tobin Whamond(2)	—	1,163,280	—	—	—	—
	5/20/2009	—	—	100,000	23.29	565,220
	5/20/2009	—	32,203	—	23.29	750,008
Edward H. Ellis, Jr.	—	—	—	—	—	—
Barry J. Cook	—	—	—	—	—	—
Craig J. Kelbel(3)	—	1,163,280	—	—	—	—
	8/18/2009	—	15,855	—	25.23	400,022
Michael J. Schell	—	1,163,280	—	—	—	—

(1)	These amounts represent the potential maximum value of the cash portion of the annual bonus awards for 2010, to be payable in 2011, under our 2008 Flexible Incentive Plan for Messrs. Molbeck, Whamond, Kelbel and Schell. Mr. Bramanti, Mr. Ellis and Mr. Cook will not participate in the Plan during 2010. Our 2008 Flexible Incentive Plan provides a performance bonus based upon our achievement of pretax income. The Compensation Committee establishes maximum bonus amounts for eligible Named Executive Officers at the start of the year in order to ensure the bonus amounts meet the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. After the conclusion of the calendar year, the Compensation Committee calculates the maximum total bonus amount based on the compensation targets established for each executive officer and then determines the actual bonus payment amounts based on a reasoned, subjective assessment of objective and subjective factors (including the achievement of operating results, the achievement of personal objectives, individual performance and equitable considerations among similarly situated executives) to arrive at the actual bonus amount for a particular executive officer, which in each case is equal to or less than the maximum bonus amount under the plan.

The maximum amounts shown above are an estimate of the potential cash payout for 2010, based on the maximum bonus targets, as a percentage of budgeted pretax income. The approved targets for 2010 are: Mr. Molbeck — 1.0%, Mr. Whamond — 0.25%, Mr. Kelbel — 0.25% and Mr. Schell — 0.25%. Our budgeted pretax income for 2010 is $465.3 million. Because of the nature of these bonus awards, there is no target and the threshold is the achievement of any pretax income. As such, we have excluded the “Threshold” and “Target” columns.

For 2009, maximum bonus targets, as a percentage of pretax income, were: Mr. Molbeck — 1.0%, Mr. Bramanti — 1.0%, Mr. Ellis — 0.25%, Mr. Kelbel — 0.25% and Mr. Schell — 0.25%. For 2009, our pretax income was $518.6 million. The actual amounts of cash bonus awards paid to plan participants for performance during 2009 to Mr. Molbeck — $2,750,000, Mr. Ellis — $200,000, Mr. Kelbel — $525,000 and Mr. Schell — $500,000 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, above. Mr. Whamond and Mr. Cook did not participate in the Plan during 2009.

(2)	In connection with his employment in 2009, Mr. Whamond received a grant of 100,000 options at an exercise price of $23.29, which vest over five years and have a six-year term, and a grant of 32,203 shares of restricted stock with a three-year cliff vesting schedule.

(3)	In connection with his execution of an amended employment agreement in 2009, Mr. Kelbel received a grant of 15,855 shares of restricted stock with a 52-month cliff vesting schedule.

2009 Outstanding Equity Awards at Fiscal Year End

The following table contains information with respect to outstanding option and stock awards at December 31, 2009.

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares of Stock	Market Value of
	Underlying	Underlying			or Units of Stock	Shares or Units
	Unexercised	Unexercised	Option	Option	That Have Not	of Stock That
	Options	Options	Exercise Price	Expiration	Vested	Have Not Vested
Name	(#) Exercisable	(#) Unexercisable	($)(1)	Date	(#)	($)

John N. Molbeck, Jr.(2)	112,500	37,500	31.92	5/9/2012	—	—
	200,000	—	33.56	3/23/2011	—	—
	12,500	—	30.85	1/5/2011	—	—
	30,000	7,500	24.47	4/4/2013	—	—

Frank J. Bramanti	200,000	—	31.11	3/2/2012	—	—
	12,500	—	30.85	1/5/2011	—	—

W. Tobin Whamond(3)	—	100,000	23.29	5/20/2015	—	—
	—	—	—	—	32,203	900,718

Edward H. Ellis, Jr.	50,000	—	31.92	5/9/2011	—	—
	50,000	—	33.18	4/10/2011	—	—
	100,000	—	28.53	9/28/2011	—	—

Barry J. Cook(4)	20,000	80,000	20.86	11/19/2014	—	—
	50,000	—	31.92	5/9/2011	—	—
	60,000	40,000	30.05	1/4/2012	—	—
	60,000	20,000	25.88	7/22/2011	—	—

Craig J. Kelbel(5)	—	—	—	—	15,855	443,464
	50,000	50,000	31.92	5/9/2012	—	—
	80,000	20,000	28.53	9/28/2011	—	—
	75,000	—	23.83	12/31/2010	—	—
Michael J. Schell(6)	50,000	50,000	31.92	5/9/2012	—	—
	100,000	—	28.53	9/28/2011	—	—

(1)	Where applicable, the exercise price corresponds to our closing stock price on the deemed grant date (the measurement date for accounting purposes), as determined during our internal review of our past option granting practices.

(2)	The vesting dates and amounts for options granted to Mr. Molbeck that were unexercisable at December 31, 2009 are as follows: 7,500 options exercisable at $24.47 per share vested on April 4, 2010; and 37,500 options exercisable at $31.92 per share will vest on December 31, 2010.

(3)	The vesting dates and amounts for options granted to Mr. Whamond that were unexercisable at December 31, 2009 are as follows: 20,000 options exercisable at $23.29 per share will vest on May 20, 2010; 20,000 options exercisable at $23.29 per share will vest on May 20, 2011; 20,000 options exercisable at $23.29 per share will vest on May 20, 2012; 20,000 options exercisable at $23.29 per share will vest on May 20, 2013; and 20,000 options exercisable at $23.29 per share will vest on May 20, 2014. The vesting date for 32,203 shares of restricted stock that were unvested at December 31, 2009 is May 20, 2012.

(4)	The vesting dates and amounts for options granted to Mr. Cook that were unexercisable at December 31, 2009 are as follows: 20,000 options exercisable at $30.05 per share vested on January 4, 2010; 20,000 options exercisable at $25.88 per share will vest on July 22, 2010; 20,000 options exercisable at $20.86 per share will vest on November 19, 2010; 20,000 options exercisable at $30.05 per share will vest on January 4, 2011; 20,000 options exercisable at $20.86 per share will vest on November 19, 2011; 20,000 options exercisable at $20.86 per share will vest on November 19, 2012; and 20,000 options exercisable at $20.86 per share will vest on November 19, 2013.

(5)	The vesting dates and amounts for options granted to Mr. Kelbel that were unexercisable at December 31, 2009 are as follows: 25,000 options exercisable at $31.92 per share vested on February 28, 2010; 20,000 options exercisable at $28.53 per share will vest on September 28, 2010; and 25,000 options exercisable at $31.92 per share will vest on February 28, 2011. The vesting date for 15,855 shares of restricted stock that were unvested at December 31, 2009 is December 31, 2013.

(6)	The vesting dates and amounts for options granted to Mr. Schell that were unexercisable at December 31, 2009 are as follows: 25,000 options exercisable at $31.92 per share will vest on June 30, 2010; and 25,000 options exercisable at $31.92 per share will vest on June 30, 2011.

2009 Option Exercises and Stock Vested Table

The following table contains information with respect to the options exercised by the Named Executive Officers during 2009. No stock awards to our Named Executive Officers vested in 2009.

Option Awards
Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)(1)

John N. Molbeck, Jr.	—	—
Frank J. Bramanti	18,750	94,875
W. Tobin Whamond	—	—
Edward H. Ellis, Jr.	—	—
Barry J. Cook	—	—
Craig J. Kelbel	—	—
Michael J. Schell	—	—

(1)	The value realized is calculated by multiplying the spread between the market price on the date of exercise and the exercise price of the option by the number of shares acquired on exercise.

2009 Non-qualified Deferred Compensation Plans

The following table contains information with respect to the non-qualified deferred compensation plans by the Named Executive Officers during 2009.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance at
	Last FY	Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

John N. Molbeck, Jr.	—	743,548	31,134 (1)	—	1,447,147 (2)
Frank J. Bramanti	—	381,720	72,115 (1)	2,558,906 (3)	—

(1)	None of this amount is considered above-market earnings under SEC regulations. Earnings on deferred compensation are deemed above-market only if the rate exceeds 120% of the applicable federal long-term rate, with compounding.

(2)	Of this amount, $646,512 was previously reported as compensation to Mr. Molbeck in prior years.

(3)	Mr. Bramanti’s total deferred compensation balance was paid to him on December 1, 2009.

Deferred Compensation Plans

Mr. Molbeck receives deferred compensation under his respective employment agreement. Up to his retirement in 2009, Mr. Bramanti also received deferred compensation. We have implemented the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Frank J. Bramanti and the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for John N. Molbeck, Jr. under which this deferred compensation is paid. Mr. Molbeck remains eligible to participate in his plan for so long as he remains an employee of HCC. Under Mr. Molbeck’s plan, monthly contributions are credited to his account in an amount equal to one-twelfth of the annual deferred compensation under his employment agreement, and the Compensation Committee may also make additional discretionary company contributions. The amount credited to his account will accrue earnings, which shall compound monthly, at the executive’s election, which may be changed once per quarter, at one of the following rates: the prime rate (3.25% for 2009), the rate of return on HCC common stock (4.56% for 2009), or the rate of return on the S&P 500 (23.45% for 2009). Payment of Mr. Molbeck’s account balance will occur within 30 days of his separation from service with HCC (subject to a six-month delay if necessary in order to comply with Internal Revenue Code Section 409A) and will be payable to him (or in the event of his death, to his beneficiary) in a single lump sum. Each plan is administered by our Compensation Committee. No separate trust or fund shall be created, and all benefits payable under the plan will be paid from HCC’s general assets.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009, with respect to compensation plans under which our equity securities are authorized for issuance. All such plans were approved by our shareholders.

Number of Securities
Remaining Available
	Number of Securities	Weighted-Average	for Future Issuance Under
	to be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,003,793 (1)	$26.89	4,850,663

(1)	The total in this column includes 176,171 restricted stock units issued under our equity incentive plan. These restricted stock units are not included in the calculation of weighted-average exercise price in column (b).

Employment Agreements and Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with our Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers listed below. The employment agreements set forth the general terms and conditions of each executive officer’s employment. Each of the executives has the right to voluntarily terminate his employment at any time.

We do not maintain a separate severance plan for our Named Executive Officers. Severance benefits for our Named Executive Officers are limited to those as set forth in the respective Named Executive Officer’s employment agreement.

The following summarizes the terms of each of these agreements:

John N. Molbeck, Jr.

General.  According to the terms of his Employment Agreement effective as of May 5, 2009, Mr. Molbeck serves as President and Chief Executive Officer of HCC. Mr. Molbeck’s employment agreement expires on May 31, 2013. He will receive an annual salary of $1,950,000 (consisting of a base salary of $1,000,000 and deferred compensation of $950,000) during the term. Mr. Molbeck will be eligible to receive bonus compensation under the 2008 Flexible Incentive Plan. Mr. Molbeck and his qualified beneficiaries are entitled to medical coverage at no cost. Mr. Molbeck and his qualified beneficiaries are entitled to extended medical coverage after termination of Mr. Molbeck’s employment at our expense. The benefits are to last until, in general, the later of the date Mr. Molbeck or his spouse dies or, in the case of Mr. Molbeck’s qualified beneficiaries, the date such person would cease to be eligible for coverage under our group health plan had Mr. Molbeck remained an employee through the date such coverage lapses. Mr. Molbeck is also entitled to certain other perquisites, including supplementary term life insurance of $1,000,000 at our expense and personal travel on the corporate aircraft. The agreement provides that upon termination for any reason, Mr. Molbeck will serve HCC as a consultant for a period of six years and nine months and receive an annual consulting fee of $256,200. Mr. Molbeck’s right to receive the annual consulting fees were vested at the inception of his employment agreement, and such fees remain payable in the event of Mr. Molbeck’s death or disability. We agreed to this consulting arrangement during Mr. Molbeck’s previous employment agreement with us and continued to be obligated by it; therefore, we included the provision in his new employment agreement. If the agreement is terminated, Mr. Molbeck has agreed to certain provisions relating to non-competition (for two years post-termination), confidentiality, and non-solicitation of customers and employees (for two years post-termination).

Benefits upon the Occurrence of Certain Termination Events.  In the event Mr. Molbeck’s employment is terminated as a result of his death or disability, he or his estate, as the case may be, will receive his accrued salary and unreimbursed expenses through the date of termination, a discounted lump sum cash payment equal to Mr. Molbeck’s base salary and deferred compensation for the lesser of 18 months or the remainder of the term, a discounted amount equal to the consulting fees that would have been paid to Mr. Molbeck had he retired on the expiration date and provided the consulting services under the agreement, continuing medical benefits as described above, consideration for a bonus payment, and a discounted lump sum cash payment in lieu of benefits other than medical equal to $4,650 times: in the event of disability, the number of months remaining in the term; and, in the event of death, the lesser of 18 months or the number of months remaining in the term. In the event his employment agreement is terminated by HCC without “Cause” or by Mr. Molbeck for “Good Reason,” in each such case as set forth in the employment agreement, Mr. Molbeck will be entitled to receive his accrued salary and unreimbursed expenses through the date of termination, a discounted lump sum cash payment equal to his base salary and deferred compensation for the greater of 12 months or the remainder of the term, a discounted lump sum cash payment in lieu of benefits other than medical equal to $4,650 times the remaining number of months in the term, and continuing medical benefits as described above. Mr. Molbeck shall also be entitled to a discounted lump sum cash payment in an amount equal to the average of the bonuses that were paid to Mr. Molbeck for the prior two years, except that in the event of a termination for Good Reason, he shall receive an amount equal to the aggregate of the Base Salary and bonus received by Mr. Molbeck for the two (2) full calendar years prior to such termination. Mr. Molbeck may terminate his employment for Good Reason in the event of his termination or replacement as Chief Executive Officer, including after a “Change of Control,” as defined in the agreement. In the event Mr. Molbeck’s employment is terminated for “Cause” or by Mr. Molbeck without “Good Reason,” Mr. Molbeck will be entitled to receive his accrued salary and unreimbursed expenses through the date of termination and continuing medical benefits. Mr. Molbeck is also eligible to receive a bonus payment for all events for the reasons listed in the 2008 Plan, assuming the Compensation Committee would not use its negative authority to reduce the bonus.

Frank J. Bramanti

Mr. Bramanti retired as our Chief Executive Officer on May 5, 2009. At the time of Mr. Bramanti’s retirement as our Chief Executive Officer, we entered into a Separation Agreement with Mr. Bramanti effective as of May 5, 2009. Under the terms of the Separation Agreement, Mr. Bramanti received a lump sum cash payment in the amount of $1,000,000 and a regular monthly contribution to the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Frank J. Bramanti for the month of May 2009. Mr. Bramanti and his qualified beneficiaries continue to receive medical benefits as provided in his former employment agreement with us.

W.	Tobin Whamond

General.  According to the terms of his Employment Agreement effective as of May 1, 2009, Mr. Whamond acts as Executive Vice President of HCC and as of August 11, 2009 as Chief Financial Officer of HCC. His employment agreement expires on April 30, 2013. Mr. Whamond receives a salary of $750,000 each year during the term of the agreement. If Mr. Whamond is not a participant under our 2008 Flexible Incentive Plan, he is eligible for a discretionary bonus to be determined by our Compensation Committee provided that Mr. Whamond is entitled to a bonus of not less than $250,000 for the year ended December 31, 2009. Mr. Whamond is also entitled to certain perquisites, including company provided life insurance and reimbursement of relocation expenses under the term of a Relocation Policy and Reimbursement Agreement. If the employment agreement is terminated, Mr. Whamond has agreed to certain provisions relating to non-competition (for 24 months post-termination, or in the event of termination without “Cause,” for “Good Reason,” or upon a “Change in Control,” for twelve months), confidentiality, and non-solicitation of customers and employees (for 24 months post-termination, or in the event of termination without “Cause,” for “Good Reason,” or upon a “Change in Control,” for twelve months).

Benefits upon the Occurrence of Certain Termination Events.  In the event Mr. Whamond’s employment is terminated as a result of his death or disability, he or his estate, as the case may be, will receive his accrued salary and unreimbursed expenses through the date of termination, any bonus relating to a prior year that was unpaid as of the date of death, an amount equal to twelve months base salary and, in lieu of a bonus payment for the year during which such termination occurs, an amount equal to a pro rata portion of Mr. Whamond’s bonus for the prior calendar year. In the event Mr. Whamond’s employment is terminated by HCC without “Cause,” by Mr. Whamond for “Good Reason,” or by Mr. Whamond after a “Change of Control,” in each such case as set forth in the agreement, Mr. Whamond will be entitled to receive his accrued salary and unreimbursed expenses through the date of termination, a discounted lump sum cash payment equal to the remaining Base Salary due under the agreement, plus, in lieu of a bonus payment for the year during which such termination occurs, an amount equal to his current annual Base Salary. Mr. Whamond may terminate on a Change of Control if within 12 months of a Change of Control of HCC, there is a material change in the nature or status of Mr. Whamond’s duties or responsibilities. In the event Mr. Whamond’s employment is terminated for “Cause” or by Mr. Whamond without “Good Reason,” Mr. Whamond will be entitled to receive his accrued salary and unreimbursed expenses through the date of termination.

Edward H. Ellis, Jr.

We have entered into a Consulting Agreement with Mr. Ellis that took effect upon his retirement as Chief Financial Officer from our Company on January 1, 2010. The Consulting Agreement has a term of one year provided that it is terminable by either party on sixty days’ notice. Under the Consulting Agreement, Mr. Ellis will provide up to 1,100 hours of service to us as we request and continue to assist with the transition of the new Chief Financial Officer. Mr. Ellis will receive compensation in the amount of $200,000 per annum under the Consulting Agreement and is eligible for consideration for an additional bonus at our discretion. The Consulting Agreement contains provisions relating to non-competition (for two years post-termination), confidentiality, and non-solicitation of customers and employees (for two years post-termination).

Barry J. Cook

According to the terms of his Service Agreement effective as of January 1, 2009, Mr. Cook serves as an Executive Vice President of HCC and Chief Executive Officer of HCC Insurance Holdings (International) Limited and oversees our international operations. Mr. Cook’s employment agreement expires on December 31, 2011. Either party may terminate the agreement without cause on six month’s notice; provided, however, that in the event we terminate the agreement without cause, we must pay Mr. Cook salary and benefits through the end of the term and he is eligible for consideration for an additional bonus at the discretion of the Company. Mr. Cook received a salary of $804,170 (£498,000) in 2009 and will receive $836,466 (£518,000) in 2010. In addition, Mr. Cook is eligible for a discretionary bonus. Additional compensation under the agreement includes supplemental medical, and company-provided life insurance. If the agreement is terminated, Mr. Cook has agreed to certain provisions relating to non-competition (for one year post-termination), confidentiality and non-solicitation of customers and employees (for one year post-termination). All 2009 compensation totals for Mr. Cook have been converted to U.S. dollars from British pounds sterling at the rate of 1.6148. For forward-looking amounts, such exchange rate is subject to fluctuation.

Craig J. Kelbel

General.  According to the terms of his Employment Agreement effective as of March 1, 2007, as amended effective September 1, 2009, Mr. Kelbel acts as Executive Vice President of HCC and President and Chief Executive Officer of HCC Life Insurance Company. Mr. Kelbel oversees our life, accident and health operations. His employment agreement expires on December 31, 2013. Mr. Kelbel receives a salary of $612,000 each year during the term of the agreement. If Mr. Kelbel is not a participant under our 2008 Flexible Incentive Plan, he is eligible for a discretionary bonus to be determined by our Compensation Committee. Mr. Kelbel and his qualified beneficiaries are entitled to extended medical coverage after termination of Mr. Kelbel’s employment at company expense. The benefits are to last, in general, in the case of Mr. Kelbel and his spouse, until Mr. Kelbel or his spouse becomes eligible for Medicare, or, in the case of Mr. Kelbel’s qualified beneficiaries, until the date such person would have ceased to be eligible for coverage under our group health plan had Mr. Kelbel remained an employee through the date such coverage lapses. Mr. Kelbel is also entitled to certain other perquisites, including a company-provided apartment. Mr. Kelbel was also provided a company-owned golf club membership in the Atlanta, Georgia area, in exchange for his country club membership in Houston, Texas. The agreement provides that upon Mr. Kelbel’s retirement after January 1, 2010 or upon termination for any reason other than “Cause,” Mr. Kelbel will serve HCC as a consultant for a period equal to the number of whole years after January 1, 2002 in which Mr. Kelbel was a full-time employee of HCC and will receive an annual consulting fee of $75,000. If the employment agreement is terminated, Mr. Kelbel has agreed to certain provisions relating to non-competition (for two years post-termination), confidentiality, and non-solicitation of customers and employees (for two years post-termination).

Benefits upon the Occurrence of Certain Termination Events.  In the event Mr. Kelbel’s employment is terminated as a result of his death or disability, he or his estate, as the case may be, will receive his accrued salary and unreimbursed expenses through the date of termination, a discounted lump sum cash payment equal to Mr. Kelbel’s base salary for the lesser of 18 months or the remainder of the term, a discounted lump sum cash payment in lieu of benefits other than medical equal to $2,200 times the lesser 18 months or the remainder of the term, consideration for a bonus payment and continuing medical benefits as described above. In the event Mr. Kelbel’s employment is terminated by HCC without “Cause,” by Mr. Kelbel for “Good Reason” or by Mr. Kelbel after a “Change in Control,” in each such case as set forth in the agreement, Mr. Kelbel will be entitled to receive his accrued salary and unreimbursed expenses through the date of termination, a discounted lump sum cash payment equal to the amount of base salary that would have been payable for the remainder of the term, a discounted lump sum cash payment in lieu of benefits other than medical equal to $2,200 times the months remaining in the term, a discounted lump sum cash payment in an amount equal to the total consulting fees that would have been payable had Mr. Kelbel retired on the expiration date of the agreement and provided consulting services as set forth in the employment agreement and continuing medical benefits as described above. Mr. Kelbel is also eligible to receive a bonus payment for all events for the reasons listed in the 2008 Plan, assuming the Compensation Committee would not use its negative authority to reduce the bonus.

Michael J. Schell

General.  According to the terms of his Employment Agreement effective as of June 1, 2007, Mr. Schell serves as Executive Vice President and Chief Underwriting Officer of HCC and Chief Executive Officer of Houston Casualty Company and U.S. Specialty Insurance Company. Mr. Schell oversees underwriting policy across the Company and oversees our domestic surety and credit operation. His employment agreement expires on June 30, 2011. Mr. Schell receives a salary of $612,000 each year during the term of the agreement. If Mr. Schell is not a participant under our 2008 Flexible Incentive Plan, he is eligible for a discretionary bonus to be determined by our Compensation Committee. Mr. Schell and his qualified beneficiaries are entitled to extended medical coverage after termination of Mr. Schell’s employment. These extended medical benefits are to be provided at company expense. The benefits are to last, in general, in the case of Mr. Schell and his spouse, until Mr. Schell or his spouse becomes eligible for Medicare, or, in the case of Mr. Schell’s qualified beneficiaries, until the date such person would have ceased to be eligible for coverage under our group health plan had Mr. Schell remained an employee through the date such coverage lapses. We have also agreed to provide life and accidental death insurance policies at company expense. If the agreement is terminated, Mr. Schell has agreed to certain provisions relating to non-competition (for two years post-termination), confidentiality and non-solicitation of customers and employees (for two years post-termination).

Benefits upon the Occurrence of Certain Termination Events.  In the event Mr. Schell’s employment is terminated as a result of his death or disability, he or his estate, as the case may be, will receive his accrued salary and unreimbursed expenses through the date of termination, a discounted lump sum cash payment equal to Mr. Schell’s base salary for the lesser of 18 months or the remainder of the term, a discounted lump sum cash payment in lieu of benefits other than medical equal to $1,600 times the lesser 18 months or the remainder of the term, consideration for a bonus payment and continuing medical benefits as described above. In the event Mr. Schell’s employment is terminated by HCC without “Cause,” by Mr. Schell for “Good Reason” or by Mr. Schell after a “Change in Control,” in each such case as set forth in the agreement, Mr. Schell will be entitled to receive his accrued salary and unreimbursed expenses through the date of termination, a discounted lump sum cash payment equal to the amount of base salary that would have been payable for the remainder of the term, a discounted lump sum cash payment in lieu of benefits other than medical equal to $1,600 times the months remaining in the term and continuing medical benefits as described above. Mr. Schell may terminate on a “Change of Control,” as defined in the agreement, if within 12 months of a Change in Control of HCC, there is a material change in the nature or status of Mr. Schell’s duties or responsibilities. In the event Mr. Schell’s employment is terminated for “Cause” or by Mr. Schell without “Good Reason,” Mr. Schell will be entitled to receive his accrued salary and unreimbursed expenses through the date of termination. Mr. Schell is also eligible to receive a bonus payment for all events for the reasons listed in the 2008 Plan, assuming the Compensation Committee would not use its negative authority to reduce the bonus.

Potential Payments on Termination Following Certain Termination Events

The following sets forth the incremental compensation that would be payable by us to each of our Named Executive Officers in the event of each Named Executive Officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the Named Executive Officer’s voluntary resignation, involuntary termination for “Cause,” involuntary termination without “Cause,” termination by the executive for “Good Reason,” termination in connection with a “Change of Control,” termination in the event of “Disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2009, the last business day of 2009; and

•	with respect to calculations based on our stock price, we used $27.97, which was the reported closing price of our common stock on December 31, 2009.

The analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time, the 90-day Treasury bill rate used to discount payments and the executive officer’s age and service.

Each Named Executive Officer is party to an employment agreement with us and to equity award agreements relating to options and/or restricted stock granted under our 2001 Flexible Incentive Plan, our 2004 Flexible Incentive Plan and/or our 2008 Flexible Incentive Plan. These agreements and plans may provide that a Named Executive Officer is entitled to additional consideration in the event of a termination event. All of the Named Executive Officers’ employment agreements provide for a cash payment in the event of termination without Cause or for Good Reason. The terms of the employment agreements are discussed more fully in the section immediately above.

Following is a discussion and related disclosure on potential payments on a Change of Control for each of our Named Executive Officers. Because their employment with us terminated on or prior to December 31, 2009, Mr. Bramanti and Mr. Ellis are not included in this discussion.

Each table below indicates the amount of compensation payable by us to the applicable Named Executive Officer including: cash severance, consulting fee payments, bonus payments, continuation of health coverage, restricted stock awards, stock option awards and other benefits, upon different termination events.

John N. Molbeck, Jr.  In addition to the amounts listed below, Mr. Molbeck is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

					Termination in
			Involuntary		Connection with
			Termination	Termination by	Change of
	Voluntary	Involuntary	by HCC	Executive	Control (without	Termination in	Termination in
	Resignation or	Termination	without	for Good	Cause or for	the Event of	the Event of
	Retirement	for Cause	Cause	Reason	Good Reason)	Disability	Death
Element	($)	($)	($)	($) (1)	($)(1)	($)	($)

Cash Severance Payment(2)	—	—	9,203,150	14,646,698	14,646,698	3,115,650	3,008,700
Consulting Fee Payment(3)	1,729,350	1,729,350	1,729,350	1,729,350	1,729,350	1,729,350	1,729,350
Bonus Payment(4)	2,750,000	2,750,000	2,750,000	2,750,000	2,750,000	2,750,000	2,750,000
Continued Health Coverage(5)	869,096	869,096	869,096	869,096	869,096	869,096	508,529
Stock Option Awards(6)	26,250	—	26,250	26,250	26,250	26,250	26,250

Total	5,374,696	5,348,446	14,577,846	20,021,394	20,021,394	8,490,346	8,022,829

(1)	Mr. Molbeck may terminate his employment for Good Reason in the event of his termination or replacement as CEO, including after a Change of Control.

(2)	In the event of termination without Cause or for Good Reason, Mr. Molbeck will receive a discounted lump sum equal to (i) base salary and deferred compensation for the greater of 12 months or the remainder of the employment term, plus (ii) an amount, in lieu of benefits other than medical, equal to $4,650 times the number of months remaining in the term, plus (iii) a discounted lump sum equal to (a) in the event of a termination without Cause, the average of the bonuses that were paid to Mr. Molbeck for the prior two years, or (b) in the event of a termination for Good Reason, the aggregate of the Base Salary and bonus received by Mr. Molbeck for the two full calendar years prior to such termination. In the event of termination due to Disability or death, Mr. Molbeck or his estate, as applicable, will receive a discounted lump sum equal to (i) base salary and deferred compensation for the lesser of 18 months or the remaining term of the employment agreement, plus (ii) an amount, in lieu of benefits other than medical, equal to $4,650 times (x) in the event of disability, the number of months remaining in the term of the employment agreement, or (y) in the event of death, the lesser of 18 months or the number of months remaining in the term of the employment agreement. The values included in the table above relating to cash severance payments are the total amount, with no discount applied.

(3)	In the event of termination due to disability or death, Mr. Molbeck or his estate, as applicable, will receive a discounted lump sum equal to the consulting fee that would have been payable during the consulting period had Mr. Molbeck retired on the expiration date of the employment agreement and provided consulting services for the entire consulting period. The value included in the table is equal to the total amount of consulting fee payments over the consulting period, with no discount applied. In addition, in the event of termination for any other reason, although no payment will be due at termination, we have agreed to retain Mr. Molbeck as a consultant for six years and nine months after the date of such termination. The values included in the table above relating to consulting fee payments are the total amount, with no discount applied.

(4)	The amounts in this row represent an estimate of the potential bonus payable to Mr. Molbeck based on the actual bonus paid for 2009 and assuming the Compensation Committee would not use its negative authority to reduce the bonus.

(5)	In the event of termination of the agreement for any reason, Mr. Molbeck and/or his qualified beneficiaries are entitled to receive continued health coverage through COBRA at company expense for as long as such coverage is available and thereafter shall receive reimbursement for a comparable individual policy or for coverage through an employer plan for a period commencing on the date COBRA coverage ends and ending on, (i) in the case of Mr. Molbeck or his spouse, the date he or she dies or, (ii) in the case of Mr. Molbeck’s qualified beneficiaries, the dates they would have ceased to be eligible for coverage under our health plans had Mr. Molbeck remained an employee of the company. The following assumptions have been used to calculate the value of the expected benefits: coverage is provided for health care premiums for Mr. Molbeck and his spouse for life, initial average annual cost of coverage (grossed up for taxes) of $18,940 for two adults or $9,755 for individual coverage, and 4.67% annual health insurance premium trend.

(6)	The acceleration of vesting of stock options, if any, is governed under the terms of Mr. Molbeck’s various option agreements governing the grants. In general, all option grants will vest if Mr. Molbeck’s employment is terminated for any reason other than for Cause. Amounts in the table above represent the intrinsic value of unvested options as of December 31, 2009 that have accelerated vesting upon the termination event where the exercise price of such options is below HCC’s closing common stock price on December 31, 2009.

W. Tobin Whamond.  In addition to the amounts listed below, Mr. Whamond is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

			Involuntary
			Termination
			by HCC	Termination in
			without	Connection with
			Cause	Change of
	Voluntary	Involuntary	or by	Control (without	Termination in	Termination in
	Resignation or	Termination	Executive for	Cause or for	the Event of	the Event of
	Retirement	for Cause	Good Reason	Good Reason)	Disability	Death
Element	($)	($)	($)	($)	($)	($)

Cash Severance Payment(1)(2)	—	—	3,250,000	3,250,000	1,350,000	1,350,000
Continued Health Coverage(3)	—	—	—	17,700	17,700	17,700
Restricted Stock Awards(4)	—	—	900,718	900,718	900,718	900,718
Stock Option Awards(5)	—	—	468,000	468,000	468,000	468,000

Total	—	—	4,618,718	4,636,418	2,736,418	2,736,418

(1)	In the event of termination without Cause, termination for Good Reason, or termination in connection with a Change of Control, Mr. Whamond will receive a discounted lump sum equal to base salary for the remainder of the employment agreement term and will receive, in lieu of a bonus for the year of termination, a discounted lump sum equal to his current annual Base Salary. The values included in the table above relating to cash severance payments are the total amount, with no discount applied.

(2)	In the event of termination due to disability or death, Mr. Whamond or his estate, as applicable, will receive a discounted lump sum equal to base salary for 12 months and will receive, in lieu of a bonus for the year of termination, a discounted lump sum equal to a pro rata portion of Mr. Whamond’s bonus for the prior year. The values included in the table above relating to cash severance payments are the total amount, with no discount applied.

(3)	In the event of termination of the agreement due to Mr. Whamond’s death or disability or after a Change in Control, Mr. Whamond and/or his qualified beneficiaries are entitled to receive continued health coverage through COBRA at company expense for 12 months. The following assumptions have been used to calculate the value of the expected benefits: family coverage is provided for COBRA premiums at annual cost of coverage of $17,700.

(4)	The acceleration of vesting of restricted stock, if any, is governed under the terms of the grant agreement for the restricted stock. In general, all restricted stock will vest if Mr. Whamond’s employment terminates due to disability or death or for any reason other than Cause (as defined in the restricted stock grant agreement), or upon a Change of Control (as defined in the 2008 Flexible Incentive Plan) or other reorganization. Amounts in the table above represent the intrinsic value of unvested restricted stock as of December 31, 2009 that have accelerated vesting upon the termination event.

(5)	The acceleration of vesting of stock options, if any, is governed under the terms of Mr. Whamond’s various option agreements governing the grants. In general, all option grants will vest if Mr. Whamond’s employment is terminated in the event of disability or death. In addition, under certain of Mr. Whamond’s option agreements, options will vest in the event of involuntary termination without Cause, termination for Good Reason, or termination in connection with a Change in Control. Amounts in the table above represent the intrinsic value of unvested options as of December 31, 2009 that have accelerated vesting upon the termination event where the exercise price of such options is below HCC’s closing common stock price on December 31, 2009.

Barry J. Cook.  In addition to the amounts listed below, Mr. Cook is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

				Termination in
				Connection with
			Involuntary	Change in
		Involuntary	Termination	Control (without	Termination in	Termination in	Termination in
	Voluntary	Termination	without	Cause or for	the Event of	the Event of	the Event of
	Resignation	for Cause	Cause	Good Reason)	Disability	Death	Retirement
Element	($)	($)(1)	($)(2)	($)	($)(3)	($)	($)

Cash Severance Payment(4)	—	—	1,713,303	1,713,303	—	—	—
Continued Health Coverage(5)	—	—	7,599	7,599	—	—	—
Stock Option Awards(6)	—	—	610,600	610,600	610,600	610,600	610,600
Other(7)	—	—	57,926	57,926	—	—	—

Total	—	—	2,389,428	2,389,428	610,600	610,600	610,600

(1)	“For Cause” termination is not defined in Mr. Cook’s service agreement. However, under the agreement, Mr. Cook may be subject to summary termination upon the occurrence of certain events, which are set forth in detail in the service agreement.

(2)	Mr. Cook’s service agreement is terminable by either party on six months’ notice. However, if we terminate Mr. Cook’s service agreement for any reason that is not cause for summary termination under the service agreement, then Mr. Cook will receive his salary and benefits for the remainder of the term.

(3)	We may summarily terminate Mr. Cook’s service agreement if he becomes incapacitated from effectively performing his duties for a period of 180 days in any twelve-month period.

(4)	Mr. Cook will receive a lump sum equal to annual salary for the remainder of the service agreement term in the event we terminate Mr. Cook’s service agreement for any reason that is not cause for summary termination under the service agreement. The values included in the table above relating to cash severance payments are the total amount, with no discount.

(5)	Mr. Cook will receive medical coverage for the remainder of the service agreement term in the event we terminate Mr. Cook’s service agreement for any reason that is not cause for summary termination under the service agreement.

(6)	The acceleration of vesting of stock options, if any, is governed under the terms of Mr. Cook’s various option agreements governing the grants. In general, all option grants will vest if Mr. Cook’s employment is terminated in the event of Disability or death. In addition, under certain of Mr. Cook’s option agreements, options will vest in the event of involuntary termination without Cause, termination for Good Reason, or termination in connection with a Change in Control. Amounts in the table above represent the intrinsic value of unvested options as of December 31, 2009 that have accelerated vesting upon the termination event where the exercise price of such options is below HCC’s closing common stock price on December 31, 2009.

(7)	Mr. Cook will receive company provided life insurance for the remainder of the service agreement term in the event we terminate Mr. Cook’s service agreement for any reason that is not cause for summary termination under the service agreement.

Craig J. Kelbel.  In addition to the amounts listed below, Mr. Kelbel is entitled to all accrued compensation, unreimbursed expenses, and other benefits through the date of termination in the event of his termination.

			Involuntary
			Termination
			by HCC	Termination in
			without	Connection with
			Cause	Change of
		Involuntary	or by	Control (without	Termination in	Termination in	Termination in
	Voluntary	Termination	Executive for	Cause or for	the Event of	the Event of	the Event of
	Resignation	for Cause	Good Reason	Good Reason)	Disability	Death	Retirement
Element	($)	($)	($)	($)	($)	($)	($)

Cash Severance Payment(1)	—	—	3,453,600	3,453,600	1,857,600	1,857,600	—
Consulting Fee Payment(2)	—	—	—	—	—	—	—
Bonus Payment(3)	525,000	525,000	525,000	525,000	525,000	525,000	525,000
Continued Health Coverage(4)	—	—	153,210	153,210	153,210	107,380	153,210
Restricted Stock Awards(5)	—	—	443,464	443,464	443,464	443,464	—
Stock Option Awards(6)	—	—	—	—	—	—	—

Total	525,000	525,000	4,575,274	4,575,274	2,979,274	2,933,444	678,210

(1)	In the event of termination without Cause, termination for Good Reason, or termination in connection with a Change of Control, Mr. Kelbel will receive a discounted lump sum equal to (i) base salary for the remainder of the employment agreement term; plus (ii) $900,000 in lieu of the consulting fee that would have been earned under the agreement had such termination not occurred; plus (iii) an amount, in lieu of benefits other than medical, equal to $2,200 times the number of months remaining in the term. In the event of termination due to Disability or death, Mr. Kelbel or his estate, as applicable, will receive a discounted lump sum equal to (i) base salary for the lesser of 18 months or the remaining term of the employment agreement, plus (ii) $900,000 in lieu of the consulting fee that would have been earned under the agreement had such termination not occurred; plus (iii) an amount, in lieu of benefits other than medical, equal to $2,200 times the lesser of 18 months or the number of months remaining in the term of the employment agreement. The values included in the table above relating to cash severance payments are the total amount, with no discount applied.

(2)	Mr. Kelbel will be retained as a consultant if he is still employed by us on January 1, 2010 and if he ceases to be an employee after that date other than as a result of termination for Cause.

(3)	The amounts in this row represent an estimate of the potential bonus payable to Mr. Kelbel based on the actual bonus paid for 2009 and assuming the Compensation Committee would not use its negative authority to reduce the bonus.

(4)	In the event of termination of the agreement for any reason other than voluntary termination by Mr. Kelbel or termination for Cause, Mr. Kelbel and/or his qualified beneficiaries are entitled to receive continued health coverage through COBRA at company expense for as long as such coverage is available and thereafter shall receive reimbursement for a comparable individual policy or for coverage through an employer plan for a period commencing on the date COBRA coverage ends and ending on, (i) in the case of Mr. Kelbel or his spouse, the dates he or she becomes eligible for Medicare coverage or, (ii) in the case of Mr. Kelbel’s qualified beneficiaries, the dates they would have ceased to be eligible for coverage under our health plans had Mr. Kelbel remained an employee of the company. The following assumptions have been used to calculate the value of the expected benefits: coverage is provided for continuation of health insurance until Mr. Kelbel is eligible for Medicare at age 65, initial average annual cost of coverage of $6,211, and 4.48% annual health insurance premium trend.

(5)	The acceleration of vesting of restricted stock, if any, is governed under the terms of the grant agreement for the restricted stock. In general, all restricted stock will vest if Mr. Kelbel’s employment terminates due to Disability or death or for any reason other than “Cause” (as defined in the restricted stock grant agreement), or upon a Change of Control (as defined in the 2008 Flexible Incentive Plan) or other reorganization. Amounts in the table above represent the intrinsic value of unvested restricted stock as of December 31, 2009 that has accelerated vesting upon the termination event.

(6)	The acceleration of vesting of stock options, if any, is governed under the terms of Mr. Kelbel’s various option agreements governing the grants. In general, all option grants will vest if Mr. Kelbel’s employment is terminated in the event of Disability or death. In addition, under certain of Mr. Kelbel’s option agreements, options will vest in the event of involuntary termination without Cause, termination for Good Reason, or termination in connection with a Change in Control. Amounts in the table above represent the intrinsic value of unvested options as of December 31, 2009 that have accelerated vesting upon the termination event where the exercise price of such options is below HCC’s closing common stock price on December 31, 2009.

Michael J. Schell  In addition to the amounts listed below, Mr. Schell is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

			Involuntary
			Termination
			by HCC	Termination in
			without	Connection with
			Cause	Change in
		Involuntary	or by	Control (without	Termination in	Termination in	Termination in
	Voluntary	Termination	Executive for	Cause or for	the Event of	the Event of	the Event of
	Resignation	for Cause	Good Reason	Good Reason)	Disability	Death	Retirement
Element	($)	($)	($)	($)	($)	($)	($)

Cash Severance Payment(1)	—	—	946,800	946,800	946,800	946,800	—
Bonus Payment(2)	500,000	500,000	500,000	500,000	500,000	500,000	500,000
Continued Health Coverage(3)	—	—	82,055	82,055	82,055	41,155	82,055
Stock Option Awards(4)	—	—	—	—	—	—	—

Total	500,000	500,000	1,528,855	1,528,855	1,528,855	1,487,955	582,055

(1)	In the event of termination without Cause, termination for Good Reason, or termination in connection with a Change in Control, Mr. Schell will receive a discounted lump sum equal to (i) base salary for the remainder of the employment agreement term plus (ii) an amount, in lieu of benefits other than medical, equal to $1,600 times the number of months remaining in the term. In the event of termination due to Disability or death, Mr. Schell or his estate, as applicable, will receive a discounted lump sum equal to (i) base salary for the lesser of 18 months or the remaining term of the employment agreement, plus (ii) an amount, in lieu of benefits other than medical, equal to $1,600 times the lesser of 18 months or the number of months remaining in the term of the employment agreement. The values included in the table above relating to cash severance payments are the total amount, with no discount applied.

(2)	The amounts in this row represent an estimate of the potential bonus payable to Mr. Schell based on the actual bonus paid for 2009 and assuming the Compensation Committee would not use its negative authority to reduce the bonus.

(3)	In the event of termination of the agreement for any reason other than voluntary termination or termination for Cause, Mr. Schell and/or his qualified beneficiaries are entitled to receive continued health coverage through COBRA at company expense for as long as such coverage is available and thereafter shall receive reimbursement for a comparable individual policy or for coverage through an employer plan for a period commencing on the date COBRA coverage ends and ending on, (i) in the case of Mr. Schell or his spouse, the date he or she becomes eligible for Medicare or, (ii) in the case of Mr. Schell’s qualified beneficiaries, the dates they would have ceased to be eligible for coverage under our health plans had Mr. Schell remained an employee of the company. The following assumptions have been used to calculate the value of the expected benefits: coverage is provided for health care premiums for Mr. Schell and his spouse until Mr. Schell becomes eligible for Medicare, initial average annual cost of coverage of $12,059 for two adult coverage or $6,211 for individual coverage, and 4.48% annual health insurance premium trend.

(4)	The acceleration of vesting of stock options, if any, is governed under the terms of Mr. Schell’s various option agreements governing the grants. In general, all option grants will vest if Mr. Schell’s employment is terminated in the event of Disability or death. In addition, under certain of Mr. Schell’s option agreements, options will vest in the event of involuntary termination without Cause, termination for Good Reason, or termination in connection with a Change in Control. Amounts in the table above represent the intrinsic value of unvested options as of December 31, 2009 that have accelerated vesting upon the termination event where the exercise price of such options is below HCC’s closing common stock price on December 31, 2009.

2009 Compensation of Directors

The table below summarizes the compensation paid by us to our non-employee directors. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board or Committee meetings and for directors’ education programs and seminars.

				Nonqualified
	Fees Earned or			Deferred
	Paid in Cash	Stock Awards	Option Awards	Compensation Earnings	Total
Name	($)	($)(1)	($)(2)	($)(3)	($)

Judy C. Bozeman(4)	—	39,456	—	822	40,278
Frank J. Bramanti(5)	67,948	80,000	—	—	147,948
Patrick B. Collins(6)	113,000	80,000	—	—	193,000
Robert J. Dickerson(7)	44,258	—	—		44,258
Walter M. Duer(8)	119,000	80,000	—	—	199,000
James C. Flagg, Ph.D.(9)	139,000	80,000	—	—	219,000
Allan W. Fulkerson(10)	49,466	—	—	—	49,466
Thomas M. Hamilton(11)	145,592	80,000	—	12,081	237,673
James E. Oesterreicher(12)	140,000	80,000	—	—	220,000
Michael A. Roberts(13)	53,466	—	—	—	53,466
Robert A. Rosholt(14)	126,000	80,000	—	—	206,000
Christopher J. B. Williams(15)	194,000	80,000	—	—	274,000
Scott W. Wise(16)	120,792	80,000	—	—	200,792

(1)	This column includes the aggregate grant date fair value of stock awards granted during 2009, computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 1, General Information and Significant Accounting and Reporting Policies — Stock-Based Compensation, and Note 11, Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009. On May 21, 2009, each Independent Director serving at that time received a grant under our 2008 Flexible Incentive Plan of $80,000 in our common stock, which was 3,381 shares based on the closing price of our stock on the grant date of $23.66 per share. Ms. Bozeman received a grant of $39,456 (pro rata portion of the $80,000 annual grant) in our common stock when she joined our Board on November 18, 2009, which was 1,475.54 shares based on the closing price of our stock on the grant date of $26.74. All shares were fully vested on the grant date.

(2)	This column includes the aggregate grant date fair value of option awards granted during 2009, computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 1, General Information and Significant Accounting and Reporting Policies — Stock-Based Compensation, and Note 11, Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009. Stock options that were granted to our non-employee directors in prior years vest over periods of one to five years. No stock options were granted in 2009.

(3)	In 2009, under terms of our Nonqualified Deferred Compensation Plan for Non-Employee Directors, Mr. Duer deferred $59,503 of cash fees, Mr. Hamilton deferred $170,475 of cash fees and common stock, and Ms. Bozeman deferred $39,456 of common stock. Mr. Hamilton had $29,396 in total earnings on amounts deferred under the Plan, of which $12,081 is considered above-market earnings under SEC regulations. Mr. Duer had $8,864 in total earnings on amounts deferred under the Plan, none of which is considered above-market earnings under SEC regulations. Ms. Bozeman had $1,815 in total earnings on amounts deferred under the Plan, of which $822 is considered above-market earnings under SEC regulations. Earnings on deferred compensation are deemed above-market only if the rate exceeds 120% of the applicable federal long-term rate, with compounding.

(4)	At December 31, 2009, Ms. Bozeman had no options outstanding.

(5)	At December 31, 2009, Mr. Bramanti had 12,500 options outstanding, related to grants as a non-employee director, of which 12,500 were exercisable.

(6)	At December 31, 2009, Mr. Collins had 12,500 options outstanding, of which 12,500 were exercisable.

(7)	At December 31, 2009, Mr. Dickerson had 12,500 options outstanding, of which 12,500 were exercisable.

(8)	At December 31, 2009, Mr. Duer had 50,000 options outstanding, of which 50,000 were exercisable.

(9)	At December 31, 2009, Dr. Flagg had 12,500 options outstanding, of which 12,500 were exercisable.

(10)	At December 31, 2009, Mr. Fulkerson had 12,500 options outstanding, of which 12,500 were exercisable.

(11)	At December 31, 2009, Mr. Hamilton had no options outstanding.

(12)	At December 31, 2009, Mr. Oesterreicher had no options outstanding.

(13)	At December 31, 2009, Mr. Roberts had 12,500 options outstanding, of which 12,500 were exercisable.

(14)	At December 31, 2009, Mr. Rosholt had no options outstanding.

(15)	At December 31, 2009, Mr. Williams had no options outstanding.

(16)	At December 31, 2009, Mr. Wise had no options outstanding.

Retainers.  In 2009, we compensated our non-employee directors by a combination of retainers, meeting fees and a block grant of fully-vested common stock. Board members received retainers for serving on our Board as set forth in the following table:

Retainer
Position	($)

Board Member	75,000
Chairman	75,000
Audit Committee Chairman	25,000
Compensation Committee Chairman	15,000
Nominating and Corporate Governance Committee Chairman	15,000
Executive Risk Oversight Committee Chairman	15,000
Investment and Finance Committee Chairman	15,000

Meeting Fees.  Our non-employee directors received meeting fees as set forth in the following table:

	In-person	Teleconference
	Meeting ($)	Meeting ($)

Board of Directors	5,000	1,000
Committee Meeting	2,000	1,000

Equity Compensation.  Our non-employee directors also receive a block grant of common stock in the amount of the number of shares determined by dividing $80,000 by the closing price of our common stock on the date of the Annual Meeting of Shareholders, which is generally held in May of each year. If a director joins our Board on a date other than the Annual Meeting date, he or she receives stock worth a pro rata portion of $80,000 for the partial year. In 2009, Ms. Bozeman joined our Board on November 18, 2009 and received shares worth $39,456.

Compensation for Chairman of the Board in 2010.  In March 2010, the Board approved an increase in the annual equity compensation for the Chairman of the Board to $200,000 in recognition of his significant contributions to the Board and to our Company. Mr. Williams is a regular member of several committees of our Board and an ex officio member of all other Committees. The compensation is in the form of equity to align his interests with those of our shareholders.

Deferred Compensation.  Our non-employee directors are also entitled to defer all or portion of their cash or stock compensation under the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors. All of our non-employee directors are eligible to participate under the plan. Participants may elect to defer up to 100% of the cash or stock compensation they are to receive from us by means of a deferral election made in accordance with the terms of the plan. The cash compensation credited to a participant’s account will accrue earnings, which shall compound monthly, at the participant’s election at any of the following rates: the prime rate (3.25% for 2009), the rate of return on HCC common stock (4.56% for 2009), or the rate of return on the S&P 500 (23.45% for 2009). Deferred stock compensation will be deemed invested in HCC common stock, with dividends reinvested. Payment of the participant’s account balance will be paid in the time period set forth in the deferral election, or if no such time is elected, then in a lump sum after separation from service. The plan is administered by our Compensation Committee. No separate trust or fund shall be created, and all benefits payable under the plan will be paid from HCC’s general assets.

Stock Ownership Requirements.  The Board has established a minimum stock ownership requirement for Directors of $300,000 in HCC common stock. Directors are to have achieved the required ownership within three years of the later of May 10, 2007, the adoption date of the policy, or the date they join the Board. The Board may grant waivers to these ownership requirements. At December 31, 2009, Messrs. Bramanti, Duer and Rosholt had met these requirements.

Certain Stock Options.  Although it is no longer our practice to grant stock options to our directors, certain of our directors still own options to purchase our common stock. In general, under their terms, these options would expire 60 days after a director’s retirement from our Board. However, with respect to the directors (Messrs. Collins, Dickerson, Fulkerson and Roberts) who did not stand for re-election at our annual meeting of shareholders on May 21, 2009, the Compensation Committee elected to extend the exercisability of the options held by such directors until such time as the options expire in accordance with their respective terms.

PROPOSAL NUMBER 2 — RATIFICATION OF OUR AUDITOR FOR 2010

Our Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm to examine our consolidated financial statements for the year ending December 31, 2010. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our principal independent registered public accounting firm. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our shareholders.

PricewaterhouseCoopers LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our shareholders.

Our Board of Directors recommends that our shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Fees Paid to PricewaterhouseCoopers LLP

Audit Fees

During the years ended December 31, 2009 and 2008, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements and statutory financial statements of our insurance company subsidiaries, actuarial certifications, review of our interim financial statements, review of our systems of internal control over financial reporting, services rendered for our debt offering and other professional services related to SEC registration statements were $3,697,000 and $3,800,000, respectively.

Audit-Related Fees

During the years ended December 31, 2009 and 2008, the aggregate fees for certain agreed-upon procedures performed by PricewaterhouseCoopers LLP that related to the performance of the audit or review of our financial statements but are not reportable as Audit Fees were $25,000 and $20,000, respectively.

Tax Fees

During the years ended December 31, 2009 and 2008, the aggregate fees billed by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning services were $344,000 and $452,000, respectively. Such fees related to professional services for preparation of selected domestic and foreign tax returns of HCC and our subsidiaries, as well as advice with respect to domestic and international tax issues related to tax return compliance and the acquisition, disposition or reorganization of subsidiaries.

All Other Fees

During the years ended December 31, 2009 and 2008, the aggregate fees billed for services rendered by PricewaterhouseCoopers LLP not reportable as Audit Fees, Audit-Related Fees or Tax Fees were $6,000 and $17,000, respectively. Such fees related to licenses for electronic databases and training courses for our employees.

The services provided by PricewaterhouseCoopers LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, were approved by the Audit Committee according to Rule 2-01(c)(7)(i)(C) of Regulation S-X. The Audit Committee has determined the rendering of the above-mentioned non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining our independent registered public accounting firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy provides that our independent registered public accounting firm may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Audit Committee is required to pre-approve all auditing services and non-audit services that are provided to us. If the Audit Committee approves an audit service within the scope of the engagement of the independent registered public accounting firm, such audit service will be deemed to have been pre-approved.

Committee pre-approval is not required under the policies of the Audit Committee for non-audit services provided by the independent registered public accounting firm if (i) the aggregate amount of all such non-audit services provided to HCC constitutes not more than the 5% of the total amount of fees paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services are provided, (ii) such non-audit services were not recognized by us at the time of the independent registered public accounting firm’s engagement to be non-audit services and (iii) such non-audit services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit.

The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approval of non-audit services. However, the decision of any member to whom such authority is delegated to pre-approve non-audit services shall be presented to the full Audit Committee for its approval at its next scheduled meeting. As of the record date, there had been no such delegation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three Independent Directors and acts under a written charter adopted by the Board of Directors. The Audit Committee consists of Mr. Duer, Dr. Flagg (Chairman) and Mr. Rosholt. Mr. Williams serves as an ex officio member of the Audit Committee.

The Audit Committee is responsible for overseeing HCC’s financial reporting process on behalf of the Board of Directors. The Audit Committee has the sole responsibility for the appointment and retention of HCC’s independent registered public accounting firm and the approval of all audit and other engagement fees. The Audit Committee meets periodically with management, the internal auditors and the independent registered public accounting firm regarding accounting policies and procedures, audit results and internal accounting controls. The internal auditors and the independent registered public accounting firm have free access to the Audit Committee, without management’s presence, to discuss the scope and results of their audit work.

HCC’s management is primarily responsible for its financial statements and the quality and integrity of the reporting process, including establishing and maintaining systems of internal control over financial reporting and assessing the effectiveness of those controls. The independent registered public accounting firm PricewaterhouseCoopers LLP is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and on whether HCC maintained effective internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2009 and management’s report of the effectiveness of HCC’s system of internal control over financial reporting with HCC’s management and representatives of the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from HCC and HCC’s management, and has received the written disclosures and the letter from the independent registered public account firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has considered the compatibility of non-audit services, primarily tax activities.

PricewaterhouseCoopers LLP audited the financial records of HCC and its subsidiaries for the year ended December 31, 2009 and has served as HCC’s independent registered public accounting firm since 1987. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of HCC’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in HCC’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Submitted by the Audit Committee:

James C. Flagg, Ph.D., Chairman
Walter M. Duer
Robert A. Rosholt

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Shareholders. If any other matter shall properly come before the annual meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings including this Proxy Statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this Proxy Statement shall not be incorporated by reference to any such filings.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented for consideration at the 2011 Annual Meeting of Shareholders and to be included in our Proxy Statement for such meeting must be in proper form and received by our Secretary at HCC’s principal executive offices by the close of business on December 11, 2010. We recommend that a proponent submit any proposal by Certified Mail, Return Receipt Requested and that all proposals should be sent to the attention of the Secretary.

Shareholder proposals submitted outside of the procedure set forth above, which will not be included in our Proxy Statement, including nominations for directors, must be mailed to Randy Rinicella, Secretary, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094, and must be received by the Secretary no earlier than January 27, 2011 and no later than February 26, 2011. If the proposal is received after that date, our proxy for the 2011 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2011 Annual Meeting. With respect to the nomination of directors, refer to “Nominating and Corporate Governance Committee — Shareholder Recommendations,” which requirements will also apply.

Nothing in this section shall be deemed to require us to

•	permit presentation of a shareholder proposal; or

•	include in our proxy materials relating to our 2010 annual meeting any shareholder proposal that does not meet all of the requirements for such presentation or inclusion contained in our Bylaws and/or state and federal securities laws and regulations in effect at that time.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. You may also obtain a copy of the proxy statement and annual report under the Financials portion of the Investor Relations section on our website at www.hcc.com. Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Form 10-K

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to Investor Relations, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request so addressed.

Important Notice Regarding Internet Availability of Proxy Materials for the 2010 Annual Meeting to be held on May 27, 2010

Our proxy material relating to our 2010 Annual Meeting (notice, proxy statement, proxy and 2009 Annual Report) will be available at “Investor Relations” on our website at http://ir.hcc.com/phoenix.zhtml?c=90423&p=proxy.

The proxy card included in these materials contains instructions on how to vote by internet, vote by phone or vote by mail. Specifically, to vote by internet, visit www.proxyvote.com to use the internet to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. To vote by phone, use any touch-tone telephone to call 1-800-690-6903 to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. To vote by mail, mark, sign and date your proxy card and return it in the postage paid envelope provided or return to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

For the date, time and location of the 2010 Annual Meeting and an identification of the matters to be voted upon at the 2010 Annual Meeting, please see the “Notice of Annual Meeting of Shareholders.” For the Board’s recommendations regarding those matters, please refer to “Proposal Number 1 — Election of Directors” and “Proposal Number 2 — Ratification of Our Auditors for 2010.” For information on how to obtain directions to be able to attend the meeting and vote in person, please contact Investor Relations, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094.

EACH SHAREHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT THE PROXY BY TELEPHONE OR USING THE INTERNET. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Randy D. Rinicella,
Senior Vice President, General Counsel and Secretary

April 9, 2010

HCC INSURANCE HOLDINGS, INC.
ATTN: DEBRA GREEN
13403 NORHWEST FREEWAY
HOUSTON, TEXAS 77040-6094

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

____

Nominees

01 Judy C. Bozeman
02 Frank J. Bramanti
03 Walter M. Duer
04 James C. Flagg, Ph.D.
05 Thomas M. Hamilton
06 John N. Molbeck, Jr.
07 James E. Oesterreicher
08 Robert A. Rosholt
09 Christopher JB Williams
10 Scott W. Wise

The Board of Directors recommends you vote FOR the following proposal(s):

	For	Against	Abstain
2 Ratify Appointment of PricewaterhouseCoopers LLP as Auditors for 2010.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000063234_1 R2.09.05.010

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends that you vote FOR the following: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10k wrap with Annual Report is/are available at www.proxyvote.com . HCC INSURANCE HOLDINGS, INC. Annual Meeting of Shareholders May 27, 2010 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint John N. Molbeck, Jr. and Randy D. Rinicella, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of HCC INSURANCE HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 09:00 AM, CDT on 5/27/2010, at the Hotel Granduca 1080 Uptown Park Blvd Houston, TX 77056, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side The Notice of Meeting, Proxy Statement and Proxy Card are available at: http://ir.hcc.com/phoenix.zhtml?c=90423&p=proxy